                          SCHEDULE 14A (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_] Confidential, for Use of the
                                           Commission (as permitted by Rule
                                           14A-6(e)(2))

[X] Definitive

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14A-11(c) or Rule 14A-12

                                 PEOPLEPC INC.
               (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required

[X] Fee computed on table below per Exchange Act Rules 14A-6(i)(1) and 0-11.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                    Proposed
                                                     Proposed       Maximum
                                                     Maximum       Aggregate
                                    Total Number    Price Per       Value of        Total
Title of Each Class of Securities   of Shares(1)      Share      Transaction(2)    Fee Paid
-------------------------------------------------------------------------------------------
    Common Stock $0.0001 par
     value ................          32,628,060       $0.27        $8,809,576     $1,761.92
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of common stock, $0.001 par value per share, of PeoplePC Inc., that may be issued upon exercise of options held by @viso Limited and SOFTBANK Capital Partners LP to sell the capital stock of PeoplePC Europe N.V. held or to be held by them to PeoplePC in exchange for shares of PeoplePC common stock.

(2) Estimated solely for purposes of calculating the registration fee required by the Exchange Act, and computed pursuant to Rule 0-11 under the Exchange Act based on $0.27, the average of the high and low per share prices of common stock of PeoplePC Inc. on the Nasdaq National Market on April 12, 2000.

[X] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                              [LOGO OF PEOPLEPC]

                                 PEOPLEPC INC.
                          100 Pine Street, Suite 1100
                        San Francisco, California 94111
                                (415) 732-4400

                                                                    May 2, 2001

Dear Stockholders:

   We cordially invite you to attend the Annual Meeting of Stockholders of PeoplePC Inc. that will be held on May 31, 2001 at 2:30 p.m. local time at the Palace Hotel, 2 New Montgomery, San Francisco, California 94105.

   At this Annual Meeting you will be asked to elect directors, ratify the appointment of auditors and approve, among other things, the issuance of up to 32,628,060 shares of common stock upon the exercise of put options held by @viso Limited and SOFTBANK Capital Partners LP to sell the capital stock of PeoplePC Europe N.V., a Netherlands corporation, held or to be acquired by them, to PeoplePC in exchange for shares of PeoplePC common stock.

   The formal notice of the Annual Meeting and the proxy statement have been made a part of this invitation.

   Your vote is important and we appreciate your continued support. Whether or not you plan to attend the Annual Meeting, I hope that you will vote as soon as possible. You may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card. Voting over the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

   We look forward to seeing you at the meeting.

                                        Sincerely Yours,

                                        /s/ NICK GROUF
                                        Nick Grouf
                                        Chairman and Chief Executive Officer

                                 PEOPLEPC INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 31, 2001

To Our Stockholders:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PeoplePC Inc., a Delaware corporation, will be held on May 31, 2001 at 2:30 p.m. local time, at the Palace Hotel, 2 New Montgomery, San Francisco, California 94105 for the following purposes:

     1. To elect two Class I directors to serve for a three year term.

     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2001.
     3. To vote on a proposal to approve the issuance of up to 32,628,060 shares of PeoplePC common stock upon the exercise of put options held by @viso Limited and SOFTBANK Capital Partners LP to sell the capital stock of PeoplePC Europe N.V., a Netherlands corporation, held or to be acquired by them, to PeoplePC in exchange for shares of PeoplePC common stock.

     4. To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, or any postponement or adjournment thereof.

   We describe the above items in more detail in the attached proxy statement accompanying this Notice. Only stockholders who owned PeoplePC stock at the close of business on April 6, 2001 may attend and vote at the meeting. Voting materials, which include this proxy statement and the proxy card, were first mailed on or about May 2, 2001 to all stockholders entitled to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. You may view a list of the stockholders entitled to vote at the meeting during the ten days before the meeting. The Board of Directors recommends a vote "FOR" each of the proposals.

   It is very important that your shares are represented at this meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy or vote by phone. This will not limit your right to attend or vote at the meeting.

                                          By Order of the Board of Directors
                                           of
                                          PeoplePC Inc.

                                          /s/ NICK GROUF
                                          Nick Grouf
                                          Chairman and Chief Executive Officer

San Francisco, California
May 2, 2001


                            YOUR VOTE IS IMPORTANT

    IN ORDER TO ENSURE THAT YOU ARE REPRESENTED AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                          FREQUENTLY ASKED QUESTIONS

What is PeoplePC Europe N.V.? (See page 17)

   PeoplePC Europe N.V. is a Netherlands corporation that owns all of the outstanding shares of PeoplePC U.K. Ltd., which serves as PeoplePC's primary European operating company. PeoplePC Europe N.V., through its subsidiary PeoplePC U.K. Ltd., offers PeoplePC's products and services to members located in Europe.

Who are the owners of PeoplePC Europe? (See page 17)

   PeoplePC (through various holding companies) and Bowerbrook Limited, a U.K. company, own 65% and 35%, respectively, of the outstanding capital stock of PeoplePC Europe. Bowerbrook is wholly-owned by @viso Limited, a U.K. company. @viso is a joint venture between SOFTBANK Holdings (Europe) Ltd., a wholly-owned subsidiary of SOFTBANK Corp., a Japanese company, and Vivendi Universal S.A., a French company.

   SOFTBANK Capital Partners LP, a Delaware limited partnership, also holds a warrant to purchase a number of shares equal to 5% of the capital stock of PeoplePC Europe.

What is the binding memorandum of agreement and why did PeoplePC enter into it? (See page 23)

   The memorandum of agreement signed on February 16, 2001 gives @viso and SOFTBANK Capital Partners put options to exchange their minority interests in PeoplePC Europe for shares of PeoplePC. In addition, the memorandum of agreement allows PeoplePC to manage PeoplePC Europe free of certain restrictions previously imposed by @viso. The memorandum of agreement also provides for a loan of $15 million by PeoplePC Europe to PeoplePC. This loan was made on February 22, 2001. @viso has consented to additional loans of up to $10 million. Following the execution of a definitive put option agreement, there will be no structural or contractual restrictions on officers of PeoplePC arranging loans from PeoplePC Europe, other than those imposed by applicable law.

How many shares of common stock will be issued upon the exercise of the put options?

   If @viso and SOFTBANK Capital Partners fully exercise their put options, they could receive up to 32,628,060 shares of PeoplePC stock, based on a formula and the date of exercise.

What percentage of PeoplePC will be owned by @viso and SOFTBANK Capital Partners immediately following the issuance of PeoplePC's common stock to them upon the exercise of the put options?

   If @viso and SOFTBANK Capital Partners fully exercise their put options, they could together hold up to 37.8% of PeoplePC stock outstanding immediately after the exercise.

What happens if the stockholders do not approve the issuance of common stock? (See page 22)

   If the stockholders do not approve the issuance of common stock prior to June 30, 2001, under the terms of the memorandum of agreement @viso and SOFTBANK Capital Partners would instead receive nonvoting series A preferred stock upon the exercise of the put options. Series A preferred stock entitles its holders to receive certain rights the common stock does not have, including a liquidation preference over the common stock in the event of any liquidation, dissolution or winding up of PeoplePC.

When do you expect the put options to be exercised?

   @viso and SOFTBANK Capital Partners have until April 2006 to exercise their put options. The put options could be exercised at any time until this date.

Why am I voting on the issuance of the common stock? (See page 17)

   You are entitled to vote on the sale of common stock because the rules of the Nasdaq Stock Market require us to seek the consent of our stockholders before selling securities in excess of 20% of the voting power of shares outstanding before the issuance of the new stock, and in excess of 20% of the number of shares of common stock outstanding before the issuance of the new stock. PeoplePC may issue up to 32,628,060 shares under the formula in the memorandum of agreement, which exceeds both requirements.

   In addition, the rules of the Nasdaq Stock Market require us to seek the consent of our stockholders due to the fact that a director and a substantial stockholder of PeoplePC may be deemed to hold a 5% or greater interest in PeoplePC Europe, may receive 5% or more of the PeoplePC stock to be exchanged for shares of PeoplePC Europe and the issuance of PeoplePC common stock in connection with the transaction would result in an increase in outstanding common stock and voting power of PeoplePC of more than 5%.

                                    SUMMARY

   This summary does not contain all of the information that is important to you. You should carefully read this entire PeoplePC proxy statement and the other documents to which we refer for a more complete understanding of the proposals upon which you are being asked to vote. In particular, you should read Annex A to this proxy statement.

   In addition, PeoplePC incorporates important business and financial information into this proxy statement by reference. You may obtain the information incorporated by reference without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 42.

PeoplePC Inc.

PeoplePC Inc.
100 Pine Street, Suite 1100
San Francisco, California 94111
(415) 732-4400

   PeoplePC provides an affordable and convenient membership package that includes a brand-name computer, unlimited Internet access and customer support. Members also have the opportunity to benefit from discounts and special offers from merchants who participate in PeoplePC's member commerce program. In addition, PeoplePC operates the PeoplePC Online program which provides consumers who do not wish to purchase a computer with all of the other benefits of a PeoplePC membership for a monthly fee. PeoplePC was incorporated in Delaware on March 2, 1999.

PeoplePC Europe N.V.

PeoplePC Europe N.V.
Insinger Equity
De Boelelaan 7 Officia Building 1
1083 HJ, Amsterdam
The Netherlands

   PeoplePC Europe N.V., through its subsidiary PeoplePC U.K. Ltd., offers PeoplePC's products and services to members located in Europe.

Summary of the Transaction

 Current Structure of PeoplePC Europe (See page 17)

   In June 2000, PeoplePC formed a European subsidiary, PeoplePC Europe N.V., a Netherlands corporation. PeoplePC Europe sold 35% of its outstanding capital stock, in the form of preferred stock, to Bowerbrook Limited, a subsidiary of @viso Limited, which in turn is a partnership of Vivendi Universal S.A. and SOFTBANK Holdings (Europe) Ltd., a wholly-owned subsidiary of SOFTBANK Corp. PeoplePC (through various holding companies) retained 65% of PeoplePC Europe's outstanding capital stock in the form of common stock. In addition, PeoplePC Europe issued a warrant to acquire convertible preferred stock to SOFTBANK Capital Partners representing 5% of PeoplePC Europe's shares then outstanding.

 The Put Options (See page 23)

   Under the binding memorandum of agreement signed on February 16, 2001, @viso is entitled to sell all, and in certain circumstances less than all, of its shares of PeoplePC Europe stock to PeoplePC in exchange for the issuance to @viso of up to 29,146,132 shares of PeoplePC common stock, based on a formula and the date of exercise. Once SOFTBANK Capital Partners exercises its warrant to purchase shares of convertible preferred stock in PeoplePC

Europe, SOFTBANK Capital Partners will be entitled to sell all or a portion of its shares of PeoplePC Europe to PeoplePC in exchange for the issuance to it of up to 3,481,928 shares of PeoplePC common stock, based on a formula and the date of exchange. These put options will terminate in April 2006. If a controlling interest in PeoplePC is acquired by a third party in a merger or acquisition transaction, PeoplePC has the option to require @viso and SOFTBANK Capital Partners to exercise their options.

   On February 22, 2001, PeoplePC borrowed $15 million from PeoplePC Europe. @viso subsequently consented to PeoplePC borrowing up to an additional $10 million from PeoplePC Europe prior to the execution of a definitive put option agreement. Following the execution of the definitive put option agreement, there will be no structural or contractual restrictions on officers of PeoplePC arranging additional loans from PeoplePC Europe, other than those imposed by applicable law.

 Preferred Stock (See page 22)

   On February 26, 2001, PeoplePC's Board of Directors designated 32,628,060 shares of series A preferred stock. If @viso and SOFTBANK Capital Partners exercise their put options prior to approval of the issuance of common stock by PeoplePC's stockholders, @viso and SOFTBANK Capital Partners will have the right to exchange their shares of PeoplePC Europe for shares of PeoplePC series A preferred stock. If the issuance of common stock is approved by PeoplePC's stockholders prior to June 30, 2001, any series A preferred stock already issued upon the exercise of the put options would convert automatically into shares of common stock. If the issuance of common stock is not approved by PeoplePC's stockholders prior to June 30, 2001, @viso and SOFTBANK Capital Partners would have the right to exercise the put options for PeoplePC series A preferred stock until the termination of the put options in April 2006. The memorandum of agreement will remain in effect even if PeoplePC's stockholders do not approve the issuance of common stock upon exercise of the put options.

 Interests of Directors and a Substantial Stockholder (See page 20)

   When considering the recommendations of the PeoplePC Board of Directors, you should be aware that two of PeoplePC's directors and a substantial stockholder have interests in the transaction that are different from, or are in addition to, your interests. These directors did not participate in the Board of Directors' discussion or approval of the memorandum of agreement and the transactions contemplated thereby. Nevertheless, PeoplePC's stockholders should consider whether the interests of these directors and the substantial stockholders might have influenced PeoplePC's remaining directors to support or recommend the issuance of these shares.

 Recommendation of the PeoplePC Board of Directors

   After careful consideration, PeoplePC's Board of Directors recommends that PeoplePC's stockholders vote in favor of approval of the issuance of PeoplePC common stock to be issued upon exercise of the put options.

 Stockholders' Agreement

   Stockholders holding approximately 52.2% of our outstanding common stock as of March 31, 2001 have entered into an agreement to, among other things, vote in favor of the issuance of shares of common stock upon the exercise of the put options.

 Stockholder Approval

   Provided that a majority of PeoplePC's outstanding common stock is represented either in person or by proxy at the Annual Meeting, the affirmative vote of a majority of the total votes cast at the Annual Meeting is necessary to approve the issuance of common stock upon the exercise of the put options.

Selected Unaudited Pro Forma Financial Data

   The following selected unaudited pro forma financial data is presented to illustrate the effects of the exercise of the put options held by @viso to sell the capital stock of PeoplePC Europe to PeoplePC Inc. in exchange for shares of PeoplePC common stock on the historical financial position results of PeoplePC Inc. The pro forma statements have been derived from, and should be read in conjunction with, the historical financial statements, including the notes thereto, of PeoplePC Inc. These financial statements are included in PeoplePC Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                      Year Ended
                                     December 31,  Pro Forma
                                         2000     Adjustments        Pro Forma
                                     ------------ -----------        ---------
                                      (in thousands, except per share
                                                   data)
Operating Results
Total revenues.....................   $  90,161                      $  90,161
Gross loss.........................     (29,159)                       (29,159)
Total operating expenses...........     205,759                        205,759
                                      ---------                      ---------
    Loss from operations...........    (234,918)                      (234,918)
Interest income and other expenses,
 net...............................        (502)                          (502)
                                      ---------                      ---------
Loss before minority interest and
 cumulative effect of accounting
 change............................    (235,420)                      (235,420)
Minority interest..................       3,226    $ (3,226)(2)            --
                                      ---------                      ---------
Loss before cumulative effect of
 accounting change.................    (232,194)                      (235,420)
Cumulative effect of accounting
 change............................      (3,844)                        (3,844)
                                      ---------                      ---------
    Net loss.......................    (236,038)                      (239,264)
Dividend related to beneficial
 conversion feature of Preferred
 Stock.............................     (18,209)                       (18,209)
                                      ---------                      ---------
    Net loss attributable to common
     stockholders..................   $(254,247)                     $(257,473)
                                      =========                      =========
Basic and diluted net loss per
 share:
  Loss before cumulative effect of
   accounting change...............   $   (4.09)                     $   (2.81)
  Cumulative effect of accounting
   change..........................       (0.06)                         (0.04)
                                      ---------                      ---------
    Net loss per share.............   $   (4.15)                     $   (2.85)
                                      =========                      =========
Shares used in computing basic and
 diluted net loss per share........      61,218      29,146(1)/(2)      90,364

Selected Financial Data
Total current assets...............   $ 132,488                      $ 132,488
Total assets.......................     153,031                        153,031
Total current liabilities..........      87,161                         87,161
Deferred revenues, net.............      28,121                         28,121
Total liabilities..................     115,282                        115,282
Minority interest..................      46,700    $(46,700)(1)/(2)        --
Stockholders' (deficit) equity.....      (8,951)     46,700 (1)/(2)     37,749

--------
(1) To reflect the exchange of 11,666,667 series A preferred stock and 5,000,000 series B preferred stock representing the minority interest held by @viso in 29,146,132 PeoplePC common shares

(2) To reflect the cancellation of the minority interest of PeoplePC Europe in its net loss

        MARKET PRICE AND DIVIDENDS AND OTHER RELATED STOCKHOLDER MATTERS

Market Information

   The common stock of PeoplePC has been traded on the Nasdaq Stock Market under the symbol PEOP since PeoplePC's initial public offering on August 15, 2000. Prior to that time there was no public market for PeoplePC's common stock. There is no public trading market for the common stock of PeoplePC Europe.

   The following table sets forth for the period indicated the high and low per share closing prices of PeoplePC common stock.

                                                                     PeoplePC
                                                                       Inc.
                                                                   ------------
                                                                    High   Low
                                                                   ------ -----
   Year 2000
   Quarter ended September 30, 2000............................... $10.38 $5.03
   Quarter ended December 31, 2000................................ $ 6.25 $5.06

   Year 2001
   Quarter ended March 31, 2001................................... $ 2.38 $0.31
   Quarter ending June 30, 2001 (through April 27, 2001).......... $ 0.60 $0.23

   As of March 31, 2001, there were approximately 120 holders of record of the common stock.

   The per share closing price of PeoplePC common stock on March 30, 2001, the last trading date before the announcement of the memorandum of agreement, was $0.25. The per share closing price of PeoplePC common stock on April 27, 2001, the last practicable trading date before the printing of this proxy statement, was $0.40.

Dilution

   The issuance of stock under the memorandum of agreement will be severely dilutive to our existing stockholders. The following table summarizes the potential dilutive effect on the PeoplePC stockholders if we issue 32,628,060 shares of PeoplePC capital stock pursuant to the memorandum of agreement.

   The effect of the issuance of stock upon the exercise of the put options on those stockholders who are not parties to the memorandum of agreement will be different from the effects on stockholders who are parties to the memorandum of agreement in that their purchase of stock will increase these stockholders' ownership in PeoplePC.

                                                Percentage of PeoplePC Shares
                                                     Beneficially Owned
                                              ---------------------------------
                                                 Excluding        Including
                                              Shares Issuable  Shares Issuable
                                              Upon Exercise of Upon Exercise of
   Stockholder                                 Put Options(1)   Put Options(2)
   -----------                                ---------------- ----------------
   Party to Memorandum of Agreement
   Entities associated with SOFTBANK Capital
    Partners LP.............................        20.2%            28.0%
   Vivendi Universal S.A....................         --               9.9%

   Not Party to Memorandum of Agreement
   All Other Stockholders...................        79.8%            62.1%

--------
(1) The listed percentages are based on 115,048,400 shares outstanding as of March 31, 2001 which includes 5,942,418 shares issued under PeoplePC's early exercise option program and that are subject to a repurchase option in favor of PeoplePC. The percentages listed take into consideration shares which may be deemed to be beneficially owned by entities associated with SOFTBANK Capital Partners.

(2) The listed percentages are based on 147,676,460 shares outstanding which gives effect to the issuance of up to 32,628,060 shares of capital stock upon the exercise of the put options held by @viso and SOFTBANK Capital Partners. The 147,676,460 shares outstanding includes 5,942,418 shares issued under PeoplePC's early exercise option program that are subject to a repurchase option in favor of PeoplePC as of March 31, 2000. The percentages listed take into consideration shares which may be deemed to be beneficially owned by entities associated with SOFTBANK Capital Partners.

Dividend

   Historically, we have not paid cash dividends to the holders of capital stock. We do not expect to pay dividends on our capital stock for the foreseeable future. We currently intend to retain future earnings for the expansion and operation of our business. In addition, our credit agreement with The Chase Manhattan Bank prevents us from paying cash dividends.

Listing of Shares to be Issued

   The common stock issued upon exercise of the put options will not be registered pursuant to the Securities Act of 1933, as amended, and will not be listed on any exchange or trading system. We have agreed, however, to register the common stock issued in this transaction upon the request of the holders and to apply for the listing of the common stock on the Nasdaq Stock Market. The holders may request the preceding after August 15, 2001.

                                 RISK FACTORS

   You should carefully consider the risks described below regarding the issuance of common stock upon the exercise of the put options and the combination of PeoplePC's business with that of PeoplePC Europe following the transaction, together with all of the other information included in this proxy statement and along with any other risk factors in documents incorporated by reference, before making a decision about voting on the proposals submitted for your consideration.

Risks Relating to the Restructuring of PeoplePC Europe

 The exercise of the put options will cause dilution to the other stockholders of PeoplePC.

   The issuance of common stock under the memorandum of agreement will be severely dilutive to our existing stockholders. If the put options are fully exercised, PeoplePC could be required to issue up to 32,628,060 shares of common stock, or 22.1% of the outstanding shares of PeoplePC common stock after the transaction, increasing the aggregate holdings of Vivendi Universal S.A and entities associated with SOFTBANK Capital Partners to 37.9%. Prior to the exercise of the put options, the existing PeoplePC stockholders who are not parties to the memorandum of agreement own 79.8% of the outstanding shares of PeoplePC. Immediately following the exercise of the put options, these stockholders could own as little as 62.1% of the outstanding shares of PeoplePC. This represents substantial dilution of the ownership interest of these existing PeoplePC stockholders.

 Two of PeoplePC's directors and a substantial stockholder have potential conflicts of interest in the memorandum of agreement.

   Two directors and a substantial stockholder of PeoplePC have certain interests in the memorandum of agreement and participate in certain arrangements that are different from, or are in addition to, those of PeoplePC stockholders generally. Our directors Ronald D. Fisher and Bradley A. Feld did not participate in the Board of Directors' discussion and approval of the memorandum of agreement and the transactions contemplated thereby. Nevertheless, Mr. Fisher and Mr. Feld may have had an influence on the decision to enter into the memorandum of agreement. The interests and arrangements of these directors and the substantial stockholder include:

  . Ronald D. Fisher, a director of PeoplePC, is also a member of SOFTBANK Capital Partners LLC.

  . SOFTBANK Capital Partners LLC is the sole general partner of both SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP.

  . SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP together owned 23,229,202 shares, or 20.2%, of PeoplePC as of March 31, 2001.

  . SOFTBANK Capital Partners LP holds a warrant to purchase shares of PeoplePC Europe which, when exercised, entitles it to sell these shares to PeoplePC in exchange for up to 3,481,928 shares of PeoplePC stock. The terms of the warrant provide that PeoplePC Europe has the right to require SOFTBANK Capital Partners LP to exercise the warrant and purchase the shares in consideration of the payment of $7,142,857. Under the memorandum of agreement, PeoplePC will no longer have the right to require the exercise of this warrant and the exercise of the warrant will be at the discretion of SOFTBANK Capital Partners LP.

  . If SOFTBANK Capital Partners LP exchanges its shares of PeoplePC Europe for shares of PeoplePC in accordance with the memorandum of agreement, it may be deemed to beneficially own an aggregate of 41,284,196 shares of PeoplePC, or 28.0% of PeoplePC's outstanding capital stock.

  . SOFTBANK Holdings (Europe) Ltd., a wholly-owned subsidiary of SOFTBANK Corp., owns 50% of @viso, which pursuant to the memorandum of agreement has a right to sell its shares of PeoplePC Europe to PeoplePC in exchange for PeoplePC stock.

  . Bradley A. Feld, a director of PeoplePC, is a limited partner of SOFTBANK Technology Ventures IV LP and SOFTBANK Technology Advisors IV LP.

  . SOFTBANK Technology Ventures IV LP and SOFTBANK Technology Advisors IV LP together owned 17,977,004 shares, or 15.6%, of PeoplePC as of March 31, 2001.

  . SOFTBANK Holdings (Europe) Ltd., a wholly-owned subsidiary of SOFTBANK Corp. and the owner of 50% of @viso, is also a passive investor in SOFTBANK Technology Ventures IV LP.

 PeoplePC Europe has loaned PeoplePC $15 million and PeoplePC may borrow additional funds.

   On February 22, 2001, PeoplePC borrowed $15 million from PeoplePC Europe. @viso has recently consented to making further loans of up to $10 million prior to the execution of the definitive put option agreement contemplated by the memorandum of agreement. After the execution of a definitive put option agreement, there will be no structural or contractual restrictions on the arrangement of additional loans from PeoplePC Europe, other than those imposed by applicable law. Accordingly, PeoplePC may borrow funds from PeoplePC Europe in addition to the funds already borrowed. The terms of these borrowings require PeoplePC to pay interest to PeoplePC Europe, and these payments will be income subject to taxation under Dutch law. Interest payments will reduce the amount of cash available to PeoplePC to fund operations. The degree to which PeoplePC is leveraged could adversely affect its ability to obtain additional financing for working capital and capital expenditures or for other purposes. In the event of a cash shortfall, PeoplePC could be forced to reduce other expenditures and its business would be materially harmed.

 PeoplePC Europe may require capital in the future.

   PeoplePC Europe's capital resources may not be sufficient to meet its expected capital needs for working capital and capital expenditures, and this may affect its ability to make future loans to PeoplePC. In the future, PeoplePC Europe may need to raise additional funds, which may not be available on acceptable terms, if at all. If PeoplePC is unable to raise additional funds as needed, our ability to operate PeoplePC Europe's business will be materially harmed.

 The put options may discourage a change of control.

   The put options may be and, at PeoplePC's election, must be exercised immediately prior to a change of control of PeoplePC. This additional dilution to the outstanding PeoplePC stock may have an anti-takeover effect and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in our stockholders receiving a premium for their shares.

Risks Relating to International Operations

 Our international expansion plans may not succeed.

   A key element of our strategy is to expand our operations into international markets. We have limited experience in marketing, selling and delivering our services internationally. We may have difficulty commencing, managing and expanding our international operations because of distance, language and cultural differences. If we do not expand our revenues through these international operations, we could suffer losses due to the costs associated with such endeavors and could potentially lose any investments we make in establishing an international infrastructure.

 We may not be successful in managing third party providers involved in our international operations.

   We rely on third parties to provide our operations infrastructure and to supply our products and services. Managing our third-party providers is complex and will become more complex as we expand our operations outside the United States.

 We may not be able to arrange financing for our members to purchase our products and services outside the United States.

   Our business model depends on our ability to arrange financing for our members for the purchase of our products and services. The availability of credit and the laws related to lending in the countries in which we wish to conduct business may differ from the United States. As a result, we may not be able to provide credit to potential members or we may incur additional legal expenses to comply with laws and regulations in these countries.

 The telecommunications infrastructure of countries in which we wish to conduct business may make it difficult to provide our bundled offering.

   Our business model depends on our ability to offer our customers a membership that includes Internet access. The telecommunications infrastructure in countries in which we wish to conduct business may make it difficult to provide Internet access as part of an integrated offering. Alternatively, the telecommunications infrastructure in foreign countries may encourage free Internet access, which may result in numerous competitors and decrease the value of our offering to consumers.

 Fluctuations in currency exchange rates could adversely affect our revenues and operating margins.

   If we are compensated for our services overseas in U.S. dollars, we may need to convert these funds into the local currency in order to pay our employees and certain foreign taxes. Alternatively, if we are compensated for our services in the applicable local currency, we may need to convert that currency into U.S. dollars in order to pay costs that we incur in U.S. dollars and U.S. taxes. In either event, fluctuations in currency exchange rates could adversely affect our revenues and operating margins.

 We may not be successful in integrating and managing the operations of international offices.

   Currently our operations are managed from our head office in San Francisco and our other offices in London, Paris and Singapore. We may experience difficulties integrating and managing the operations of international offices with those of our U.S. operations. This problem could divert the attention of management and cause unforeseen delays in the implementation of strategy or collection of revenues.

 We may incur expenses to comply with foreign laws and our intellectual property may have less protection due to the differing regulatory requirements of countries in which we may conduct business.

   The legal and regulatory requirements of countries in which we may conduct business in the future may differ from those in the United States, particularly in the areas of communications, lending, tax and labor laws. As a result, we may incur additional legal expenses to comply with these laws and regulations. In addition, laws relating to the protection and enforcement of intellectual property rights in many countries are not as advanced and offer significantly less protection than those in the United States.

 Political and economic instability in countries in which we may conduct business may harm our international operations.

   Several countries in which we wish to conduct business have experienced political and economic instability in the past and may continue to experience such instability in the future. Such instability could slow our growth in countries in which we would like to do business.

 Tariffs, high taxes and trade barriers may harm our international operations.

   There may be tariffs, high taxes or trade barriers in certain countries in which we wish to do business that may significantly increase our operating costs, reduce our revenues or make our products unattractive in these countries. If the operating costs in these countries are too high, we may need to revise our business model, and we may be unable to compete successfully in these markets.

        THE PEOPLEPC PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   Our Board of Directors is soliciting proxies for the Annual Meeting of Stockholders to be held at 2:30 p.m., local time on May 31, 2001. The Annual Meeting will be held at the Palace Hotel, 2 New Montgomery, San Francisco, California 94105. The telephone number at that location is (415) 512-1111.

   Voting materials, which include this proxy statement and the proxy card, were first mailed on or about May 2, 2001 to all stockholders entitled to vote at the meeting.

Record Date and Principal Share Ownership

   Stockholders of record at the close of business on April 6, 2001 (the Record Date) are entitled to notice of and to vote at the meeting. PeoplePC has one series of common shares outstanding, designated common stock, $0.0001 par value. At the Record Date, 115,048,400 shares of our common stock were issued and outstanding and held of record by 120 stockholders.

Revocability of Proxies

   You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by signing a new proxy card with a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Voting

   Each share of common stock outstanding on April 6, 2001 is entitled to one vote.

Solicitation of Proxies

   PeoplePC will pay the cost of this solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of our stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

Quorum; Abstentions; Broker Non-Votes

   A majority of PeoplePC's voting stock outstanding on April 6, 2001 must be present in person or by proxy in order for there to be a quorum. Without a quorum, we cannot hold the meeting or transact business. Shares voted "FOR" or "AGAINST" a proposal count toward establishing a quorum and also count toward the results of the voting. An abstaining vote counts toward establishing a quorum, but its effect on the actual vote counts differs depending on the subject of the vote. In the election of directors, an abstaining vote is not counted and therefore has no effect on the election; however, in a vote on any other proposal, an abstaining vote has the effect of a vote against the proposal. A broker non-vote counts toward establishing a quorum, but is not included in the tabulation of any voting results and therefore does not affect the outcome of any vote. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote.

Adjourning the Meeting

   In the event that there are not sufficient votes to approve and adopt the proposals set forth above at the time of the Annual Meeting, the issuance of common stock could not be approved by our stockholders and we could not complete the sales of the common stock unless the Annual Meeting was adjourned in order to permit further solicitation of proxies from our stockholders. The proxies that are being solicited by the PeoplePC Board of Directors grant the discretionary authority to vote for any such adjournment, if necessary. If it is necessary to adjourn the Annual Meeting, and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to you other than an announcement of such time and place at the Annual Meeting. A majority of the voting power represented and voting at the Annual Meeting is required to approve any such adjournment, whether or not a quorum is present at the Annual Meeting.

Deadline For Receipt of Stockholder Proposals

   Proposals of stockholders of PeoplePC that are intended to be presented by such stockholders at next year's annual meeting must be received no later than January 31, 2002, in order that they may be included in the proxy statement and form of proxy relating to that meeting. Our bylaws require that all nominations for persons to be elected to our Board of Directors at a meeting of stockholders, other than those made by the Board of Directors, and all business to be brought before a meeting by a stockholder, must be made by written notice to our Secretary and received at our principal executive offices at least 120 days prior to the date of the meeting.

                                 PROPOSAL ONE

                         ELECTION OF CLASS I DIRECTORS

Directors

   PeoplePC's Board of Directors currently has five members, divided into three classes serving staggered terms of three years. Currently, there are two directors in Class I, two directors in Class II and one director in Class III. The Class I directors are to be elected at the 2001 Annual Meeting. The Class II directors and the Class III director will be elected at the Company's 2002 and 2003 Annual Meeting, respectively. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two nominees named below, all of whom are currently directors. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. At this time we believe that the nominees will be able to serve as directors and will not decline to do so. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of at least one of the nominees listed below, and, in such event, the specific nominee to be voted for will be determined by the proxy holders.

Nominees for Class I Directors

   Two Class I directors are to be elected at the meeting for a three-year term. The Board of Directors has nominated Michael J. Price and Bradley A. Feld for re-election as Class I directors. Unless otherwise instructed, the persons named in the enclosed proxy intend to vote proxies received by them for the re-election of Messrs. Price and Feld. We expect Mr. Price and Mr. Feld to accept their nominations. However, if any of them is unable or declines to serve as a director at the time of the meeting, proxies will be voted for a substitute nominee or nominees designated by the present Board of Directors. Each elected director's term of office will continue until our 2004 Annual Meeting or until the director's successor has been elected and qualified.

Information Concerning the Nominees and Incumbent Directors

   Below is information on the nominees for Class I directors and on those directors whose term continues after this year's Annual Meeting. This information is current as of March 31, 2001.

          Nominees for Class I Directors for a Term Expiring in 2004

       Name                                                         Age Position
       ----                                                         --- --------
       Michael J. Price............................................  43 Director
       Bradley A. Feld.............................................  35 Director

   Michael J. Price has served as a director since October 1999. Mr. Price is Co-Chairman of FirstMark Communications International LLC, a broadband Internet company. From March 1987 to March 1998, Mr. Price served first as a Vice President and then as a Managing Director of Lazard Freres & Co. L.L.C., where he founded its Global Telecommunications and Technology practice. Mr. Price is a director of Amdocs Ltd. and SpectraSite. Mr. Price earned B.A. in economics from the Wharton School at the University of Pennsylvania and a M.B.A. from Harvard University.

   Bradley A. Feld has served as a director since March 1999. Mr. Feld is a managing director of SOFTBANK Technology Ventures, a venture capital firm. Prior to joining SOFTBANK Technology Ventures, Mr. Feld was the Chief Technology Officer of AmeriData. Mr. Feld is also a director of MessageMedia, Inc. and Interliant, Inc. Mr. Feld earned a B.S. and a M.S. from the Sloan School of Management at the Massachusetts Institute of Technology.

Required Vote

   The two nominees receiving the most affirmative votes of the shares present or represented and entitled to vote will be elected as directors. Votes withheld from any director are counted in order to determine whether there is a quorum, but do not count for or against the election of any director.

   THE BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR" EACH OF THE NOMINEES LISTED
                                    ABOVE.

   PeoplePC's directors listed below are not up for election this year and will continue in office for the remainder of their terms or earlier in accordance with PeoplePC's bylaws. Information regarding the business experience of each of such directors is provided below.

            Incumbent Class II Directors Whose Terms Expire in 2002

       Name                                                         Age Position
       ----                                                         --- --------
       John Sculley................................................  61 Director
       Ronald D. Fisher............................................  53 Director

   John Sculley has served as a director since May 1999. Since February 1994, Mr. Sculley has served as a partner of Sculley Brothers LLC, a venture capital firm. From November 1993 to February 1994, Mr. Sculley served as the Chief Executive Officer of Spectrum Information Technologies, Inc. From 1983 to 1993, Mr. Sculley served as the Chief Executive Officer of Apple Computer, Inc. Since 1984, Mr. Sculley has also been the Chief Executive Officer of Sculley Bros., Inc. Mr. Sculley is a director of Netobjects Inc., Talk City, Inc. and NFO Worldwide, Inc. Mr. Sculley earned a B.S. in Architecture from Brown University and a M.B.A. from the Wharton School at the University of Pennsylvania.

   Ronald D. Fisher has served as a director since October 1999. Mr. Fischer currently serves as the Chief Executive Officer of SOFTBANK Global Ventures, a venture capital firm. From January 1990 to February 1996, Mr. Fisher was the Chief Executive Officer of Phoenix Technologies, Ltd., a developer and marketer of system software products for personal computers. Mr. Fisher is a director of Ziff Davis Publishing, Inc., ZDNet, Inc., and InsWeb Corp. Mr. Fisher earned a Bachelor of Commerce from the University of Witwatersand in South Africa and a M.B.A. from Columbia University.

            Incumbent Class III Director Whose Term Expires in 2003

       Name                Age                    Position
       ----                ---                    --------
       Nick Grouf.........  32 Chairman of the Board, Chief Executive Officer
                                and Director

   Nick Grouf, one of our co-founders, has served as our Chairman of the Board, Chief Executive Officer and a director since our founding in March 1999. From January 1999 to May 1999, Mr. Grouf served as a Venture Partner and Entrepreneur-in-Residence at SOFTBANK Technology Ventures, a venture capital firm. In 1995, Mr. Grouf co-founded and served as President and Chief Executive Officer of Firefly Network, Inc., a provider of personalization technologies for the Internet, which was acquired by Microsoft Corporation in April 1998. Mr. Grouf earned a B.A. from Yale University and an M.B.A. from Harvard Business School.

Board Meetings and Committees

   PeoplePC's Board of Directors held a total of nine meetings during fiscal year 2000. No current or former director attended fewer than 75% of the meetings of the Board of Directors held during fiscal year 2000. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors has no nominating committee or any committee performing such functions.

   The Audit Committee, which currently consists of Messrs. Feld, Price and Sculley, is responsible for overseeing actions taken by independent auditors and evaluating and reviewing PeoplePC's accounting policies and its system of internal financial controls. The Audit Committee met once during fiscal year 2000. No director attended fewer than 75% of the meetings of the Audit Committee held during the period they sat on such committee.

   The Compensation Committee, which currently consists of Messrs. Sculley and Feld are responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees and administering various incentive compensation and benefit plans. The Compensation Committee met twice during fiscal year 2000 and no director attended fewer than 75% of the meetings of the Compensation Committee held during the period they sat on such committee.

Director Compensation

   Our directors do not currently receive any cash compensation for their service as directors, except for reimbursement for reasonable travel expenses in connection with attendance at board and committee meetings. Current and future directors are eligible for option grants under our incentive plans.

                                 PROPOSAL TWO

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors has selected PricewaterhouseCoopers LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2001. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the Board of Directors, in its discretion, may direct the appointment of new independent auditors at any time during the year, if the Board of Directors feels that such a change would be in the best interest of PeoplePC and its stockholders. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

   PricewaterhouseCoopers LLP has audited PeoplePC's financial statements annually since 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                 THE BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR"
       THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
                           AS INDEPENDENT AUDITORS.

                                PROPOSAL THREE

     APPROVAL OF ISSUANCE OF COMMON STOCK UPON THE EXERCISE OF PUT OPTIONS

   This proposal is to approve the issuance of common stock upon the exercise of put options held by certain investors. On February 2, 2001, PeoplePC's Board of Directors approved the issue of up to 32,628,060 shares of capital stock to certain parties in exchange for shares of PeoplePC Europe N.V. according to a binding memorandum of agreement on the terms and subject to the conditions described below.

   Because PeoplePC's common stock is listed on the Nasdaq National Market, PeoplePC is required to comply with Nasdaq's listing rules. One of those rules provides that PeoplePC must get stockholder approval before it can issue common stock or securities convertible or exercisable for common stock in connection with the acquisition of the stock of another company other than in a public offering for cash if:

  . the number of shares to be issued will be in excess of 20% of the voting power outstanding of PeoplePC before the issuance of the new stock; and

  . the number of shares to be issued will be in excess of 20% of the number of shares of common stock outstanding of PeoplePC before the issuance of the new stock.

In addition, another Nasdaq listing rule provides that PeoplePC must get stockholder approval if:

  . any director, officer or substantial stockholder of PeoplePC has a 5% or greater interest, directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction; and

  . the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common stock or voting power of 5% or more.

   The amount of common stock that PeoplePC expects to be issued upon the exercise of the put options exceeds 20% of the voting power and 20% of the number of shares of common stock PeoplePC had outstanding on March 31, 2001. In addition, two of our directors and one of our substantial stockholders may be deemed to beneficially own 5% or more of PeoplePC Europe and may be deemed to receive more than 5% of the consideration in the transaction. In addition, the common stock and voting power of PeoplePC could increase more than 5% as a result of the transaction.

Background of the Transaction

   In June 2000, PeoplePC formed PeoplePC Europe N.V., a Netherlands corporation. PeoplePC Europe owns all of the outstanding capital stock of PeoplePC U.K. Ltd., a U.K. company, which operates PeoplePC's business in Europe. PeoplePC Europe itself is a holding company and at present conducts no operations.

   In August 2000, PeoplePC and PeoplePC Europe entered into financing agreements with Bowerbrook Limited, a U.K. company and a wholly-owned subsidiary of @viso Limited, which in turn is a partnership of Vivendi Universal S.A., a French corporation, and SOFTBANK Holdings (Europe) Ltd., a wholly-owned subsidiary of SOFTBANK Corp. In the financing, PeoplePC Europe received $50 million from Bowerbrook in exchange for convertible preferred stock representing 35% of PeoplePC Europe's outstanding capital stock. PeoplePC (through various holding companies) retained common stock representing 65% of PeoplePC Europe's outstanding capital stock. PeoplePC contributed to PeoplePC Europe an exclusive license to exploit PeoplePC's technology and brand in Europe. PeoplePC retained rights to its technology and brand in the rest of the world. In addition, @viso received veto rights and other restrictions in PeoplePC Europe's articles of association and shareholders' agreement on the use of PeoplePC Europe's resources in activities outside Europe.

   In the same transaction, PeoplePC Europe issued a warrant to SOFTBANK Capital Partners to acquire convertible preferred stock representing 5% of PeoplePC Europe's capital stock then outstanding for an aggregate exercise price of $7,142,857.

   PeoplePC and @viso intended PeoplePC Europe to conduct business as an autonomous business entity and in doing so, to employ its resources primarily on operations in Europe. PeoplePC Europe planned to obtain financing and liquidity for its existing investors through a public offering of its stock in Europe. PeoplePC Europe also intended to create an equity stock option plan to provide incentives to PeoplePC Europe's employees.

   On December 1, 2000, PeoplePC's Board of Directors discussed the possibility of PeoplePC acquiring the minority interest in PeoplePC Europe held by @viso. Due to the affiliation of SOFTBANK Corp. with @viso, Messrs. Fisher and Feld recused themselves from the discussion. The Board of Directors discussed at length the business purpose and benefits of such a transaction, and potential structures and terms. Wilson Sonsini Goodrich & Rosati, PeoplePC's outside legal counsel, commented on a number of legal considerations. After this review and discussion, the Board of Directors authorized Nick Grouf, PeoplePC's chief executive officer and chairman, to pursue discussions and make a further report to the Board of Directors. The Board of Directors also instructed Wilson Sonsini Goodrich & Rosati to review applicable legal considerations.

   Between December 2000 and February 2001, Nick Grouf held several discussions with Frank Boulben, a director of PeoplePC Europe and an officer of @viso and its part owner Vivendi Universal S.A. Steve Murray of SOFTBANK Capital Partners joined several of these discussions beginning in January 2001. Throughout these discussions, Mr. Grouf consulted with PeoplePC directors John Sculley and Michael Price.

   During the course of these negotiations, PeoplePC and @viso reached an agreement in principle regarding the combination of PeoplePC and PeoplePC Europe through the grant by PeoplePC of put options to @viso. The parties agreed to recommend to the respective boards a transaction whereby @viso would be entitled to exchange its interest in PeoplePC Europe for shares of PeoplePC. The recommendation also reflected agreements regarding the value of PeoplePC Europe and the treatment of special dividend provisions in PeoplePC Europe's Articles of Association. On or about February 2, 2001, PeoplePC reached an agreement with SOFTBANK Capital Partners with respect to its warrant for shares of PeoplePC Europe.

   On February 2, 2001, PeoplePC's Board of Directors reviewed and discussed a draft memorandum agreement pursuant to which PeoplePC would grant @viso the put option to sell its minority interest in PeoplePC Europe to PeoplePC in exchange for shares of PeoplePC's stock. Because of SOFTBANK Corp.'s affiliation with @viso, Messrs. Fisher and Feld recused themselves from the discussion. PeoplePC's Board of Directors discussed the merits and terms of the proposed transactions. Wilson Sonsini Goodrich & Rosati commented on a number of legal considerations, including the dilution to the current stockholders and the implications of a change of control transaction. Mr. Grouf outlined other factors in connection with the grant of the put option, including the financial and business benefits of the proposed transactions. After further discussion, the Board or Directors approved the transaction in principle, subject to review and approval of the final terms and conditions.

   On February 15, 2000, PeoplePC's Board of Directors met to consider the final memorandum of agreement. Messrs. Fisher and Feld recused themselves from this meeting. After review and discussion, the Board of Directors approved the final memorandum of agreement.

Reasons for the Transaction

   Since its organization in March 1999, PeoplePC has incurred significant losses and negative cash flow, and PeoplePC expect to incur further operating losses and negative cash flow. As of December 31, 2000, PeoplePC had an accumulated deficit of approximately $320.5 million. PeoplePC expects additional costs and expenses as we:

  .  continue our sales and marketing activities;

  .  maintain our product and service offerings;

  .  build infrastructure to support our operations;

  .  expand our operations outside the United States;

  .  develop enhanced technologies and features to improve our Web site; and

  .  establish relationships with enterprises and merchants.

   Generally, The memorandum of agreement makes available funds currently held by PeoplePC Europe for PeoplePC's general corporate and working capital purposes. As of December 31, 2000, PeoplePC Europe had $45.6 million in cash and cash equivalents. Shortly following the execution of the memorandum of agreement, PeoplePC borrowed $15 million from PeoplePC Europe. On April 4, 2001, @viso consented to the loan by PeoplePC Europe to PeoplePC of up to an additional $10 million. Upon the execution of the definitive put option agreement, there will be no structural or contractual restrictions on further loans from PeoplePC Europe to PeoplePC for application to general corporate and working capital purposes of PeoplePC. The making of such loans will still be subject to constraints imposed by applicable corporate law and laws relating to creditors rights. If @viso and SOFTBANK Capital Partners fully exercise the put options, PeoplePC Europe will be a wholly-owned subsidiary of PeoplePC, allowing PeoplePC to treat these loans as intercompany loans.

Description of PeoplePC Europe

   In June 2000, PeoplePC formed PeoplePC Europe N.V., a Netherlands corporation. PeoplePC Europe owns PeoplePC U.K. Ltd., a U.K. company that is presently conducting PeoplePC's European operations.

   PeoplePC Europe has the exclusive right and obligation to fulfill, market, and sell PeoplePC products and to receive member's commerce program revenues from European members. This exclusive right extends to European employees of enterprises such as Ford Motor Company, Delta Airlines, Inc. and Vivendi Universal S.A., which have signed worldwide contracts with PeoplePC. PeoplePC has comparable rights to sell products to non-European employees of multinational companies who have contracted with PeoplePC Europe to provide connectivity programs to employees. PeoplePC Europe will pay us, and we will pay PeoplePC Europe, $100 for each member acquired in our respective territories as a result of the other party entering into an enterprise agreement.

Results of PeoplePC Europe's Operations

   PeoplePC Europe commenced operations in 2000. No sales were transacted by PeoplePC Europe as of December 31, 2000, and, consequently, no revenues or cost of revenues are included in our consolidated financial statements. PeoplePC Europe incurred approximately $9.2 million of operating expenses, consisting of $8 million in general and administrative expenses and $1.2 in sales and marketing expenses. PeoplePC Europe had cash balances of approximately $45.6 million as of December 31, 2000. Further financial information is contained in our consolidated financial statements filed in conjunction with our Annual Report on Form 10-K.

   Please read our Management's Discussion and Analysis of Financial Condition and Results of Operation section in our Annual Report on Form 10-K for a more complete description of PeoplePC's consolidated financial results.

Required Vote

   The affirmative vote of the holders of a majority of PeoplePC's voting stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the issuance of common stock pursuant to the put option agreement.

Interests of Certain Persons in the Transaction

   In connection with the recommendations of PeoplePC's Board of Directors, PeoplePC's stockholders should be aware that two directors and a substantial stockholder of PeoplePC have interests in the transactions that are in addition to the interests of the stockholders of PeoplePC generally. The PeoplePC Board of Directors were aware of these interests and considered them, among other matters, in approving the principal terms of the memorandum of agreement and the transactions contemplated thereby.

 Share ownership of interested director and significant stockholder

   Ronald D. Fisher and Bradley A. Feld serve on the Board of Directors of PeoplePC.

   Mr. Fisher also is a member of SOFTBANK Capital Partners LLC. SOFTBANK Capital Partners LLC is the sole general partner of both SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP. As a result, securities beneficially owned by SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP may be deemed to be beneficially owned by SOFTBANK Capital Partners LLC. All investment decisions on behalf of SOFTBANK Capital Partners LLC must be approved by SOFTBANK Capital Partners Investment Inc. and by any of Mr. Fisher, Mr. Charles R. Lax or Mr. William L. Burnham, all of whom are members of SOFTBANK Capital Partners LLC. As a result, securities beneficially owned by SOFTBANK Capital Partners LLC may be deemed beneficially owned by SOFTBANK Capital Partners Investment Inc., Mr. Fisher, Mr. Lax and Mr. Burnham. SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP owned 20.2% of our outstanding stock as of March 31, 2001.

   In addition, SOFTBANK Capital Partners LP holds a warrant to purchase 2,380,952 shares of series A preferred stock of PeoplePC Europe. SOFTBANK Capital Partners LP may exercise its warrant at any time prior to or simultaneously with @viso's exercise of its right to sell its shares of PeoplePC Europe. Upon the exercise of SOFTBANK Capital Partners LP's warrant, SOFTBANK Capital Partners LP would receive its own right to sell its newly-acquired shares of PeoplePC Europe to PeoplePC for up to 3,481,928 shares of PeoplePC common stock.

   Further, @viso is an equal partnership of Vivendi Universal S.A. and SOFTBANK Holdings (Europe) Ltd., a wholly-owned subsidiary of SOFTBANK Corp. SOFTBANK Capital Partners Investment Inc. is a wholly-owned subsidiary of SOFTBANK Holdings Inc., and SOFTBANK Holdings Inc. is a wholly-owned subsidiary of SOFTBANK Corp. SOFTBANK Capital Partners Investment Inc. is a member of SOFTBANK Capital Partners LLC. Mr. Fisher, one of our directors, also is a member of SOFTBANK Capital Partners LLC, which makes investment decisions for SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP. SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP owned 20.2% of our outstanding stock as of March 31, 2001.

   Mr. Feld, a director of PeoplePC, is a limited partner of SOFTBANK Technology Ventures IV LP and SOFTBANK Technology Advisors IV LP. SOFTBANK Technology Ventures IV LP and SOFTBANK Technology Advisors IV LP owned 17,977,004 shares, or 15.6%, of PeoplePC as of March 31, 2001. SOFTBANK Corp., the owner of 50% of @viso through its wholly-owned subsidiary SOFTBANK Holdings (Europe) Ltd., is also a passive investor in SOFTBANK Technology Ventures IV LP.

   The table below sets forth the shares of PeoplePC capital stock and PeoplePC Europe capital stock beneficially owned by each interested director and substantial stockholder as of March 31, 2001.

                                                                 Effects of Put Option
                                                         -------------------------------------
                                                                          PeoplePC   PeoplePC
                                                                         Shares to    Shares
                                                                         be Issued    Owned
                                                                         ---------- ----------
                                                                          Assuming   Assuming
                                                                         Put Option Put Option
Interested Directors or      Controlling      PeoplePC   PeoplePC Europe Exercised  Exercised
Substantial Stockholder        Person       Shares Owned  Shares Owned    in Full    in Full
-----------------------   ----------------- ------------ --------------- ---------- ----------
Vivendi Universal S.A...                            --      8,333,333    14,573,066 14,573,066


Entities Associated with
SOFTBANK Capital
Partners LP


SOFTBANK Capital
 Partners LP............  Ronald D. Fisher,  11,550,865     2,380,952(1)  3,481,928 15,032,793
                           Director


SOFTBANK Capital
 Advisors Fund LP.......  Ronald D. Fisher,     326,037           --            --     326,037
                           Director


SOFTBANK Capital LP.....  Ronald D. Fisher,  11,352,300           --            --  11,352,300
                           Director


SOFTBANK Holdings
 (Europe) Ltd...........  Ronald D. Fisher,         --      8,333,333    14,573,066 14,573,066
                           Director


Entities Associated with
SOFTBANK Technology
Ventures IV LP


SOFTBANK Technology
 Ventures IV LP.........  Bradley A. Feld,   17,642,350           --            --  17,642,350
                           Director


SOFTBANK Technology
 Advisors II LP.........  Bradley A. Feld,      334,654           --            --     334,654
                           Director

--------
(1) SOFTBANK Capital Partners LP holds a warrant to purchase 2,380,952 shares of series A preferred stock of PeoplePC Europe. Upon the exercise of the warrant, SOFTBANK Capital Partners LP would receive a put option to sell its newly-acquired shares of PeoplePC Europe to PeoplePC for up to 3,481,928 shares of PeoplePC common stock.

 The Loan

   In February 2001, PeoplePC Europe loaned PeoplePC $15 million, at an interest rate of 8% per annum, for a period of 90 days. This note must be repaid upon maturity unless the period is extended with @viso's sole consent. The note will be converted into a note payable upon demand with no specified maturity date if the definitive put option agreement is signed prior to the expiration of the 90-day period. In April 2001, @viso consented to the loan by PeoplePC Europe to PeoplePC of up to an additional $10 million.

PeoplePC Series A Preferred Stock

   On February 26, 2001, PeoplePC's Board of Directors designated 32,628,060 shares of series A preferred stock. If @viso and SOFTBANK Capital Partners exercise their put options prior to approval of shares of common stock in accordance with this proposal, @viso and SOFTBANK Capital Partners have the right to exchange their shares of PeoplePC Europe for shares of PeoplePC series A preferred stock. Following the approval of this proposal, provided that it is approved prior to June 30, 2001, @viso and SOFTBANK Capital Partners will have the right to exchange their shares of PeoplePC Europe for shares of PeoplePC common stock. If this proposal is approved prior to June 30, 2001, any series A preferred stock already issued upon the exercise of the put options would convert automatically into shares of common stock. If this proposal is not approved by June 30, 2001, @viso and SOFTBANK Capital Partners would have the right to exercise the put options for PeoplePC series A preferred stock until the expiration of the put options in April 2006.

   The series A preferred stock, a nonvoting security, has certain rights that the common stock does not have, including a liquidation preference over the common stock upon any liquidation, dissolution or winding up of PeoplePC, a right to have PeoplePC acquire shares of series A preferred stock if a third-party tender offer for PeoplePC's common stock does not include the series A preferred stock and the right to approve certain corporate transactions that would affect the series A preferred stock. For more information, see "Description of Capital Stock."

Governmental and Regulatory Matters

   The transaction may be subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. If necessary, PeoplePC and PeoplePC Europe will file the required information and materials with the Department of Justice and the Federal Trade Commission. If neither of these agencies request additional information concerning the transaction, or object to the transaction within 30 days of the filing, then PeoplePC and PeoplePC Europe may proceed with the transaction. The requirements of Hart-Scott-Rodino will be satisfied if the transaction is completed within one year from the termination of all applicable waiting periods.

   The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the transaction on antitrust grounds either before or after expiration of the waiting period. Other persons could also take action under antitrust laws, including seeking to enjoin the exercise of the put options. Additionally, at any time before or after the exercise of the put options, notwithstanding that the applicable waiting period expired or ended, any state could take action under its antitrust laws.

Accounting Treatment of the Transaction

   The transactions will be accounted for by PeoplePC as a "purchase" under the purchase method of accounting in accordance with generally accepted accounting principles.

                     TERMS OF THE MEMORANDUM OF AGREEMENT

Overview

   On February 16, 2001, PeoplePC entered into a binding memorandum of agreement with @viso Limited and SOFTBANK Capital Partners LP. Under this agreement, @viso is entitled to sell all or a portion of the shares held by it in PeoplePC Europe to PeoplePC in exchange for up to 29,146,132 shares of PeoplePC preferred stock or, if this Proposal Three is approved prior to June 30, 2001, common stock based on a formula and the date of exchange. SOFTBANK Capital Partners may exercise its warrant at any time prior to or simultaneously with @viso's exercise of its right to sell its shares of PeoplePC Europe. Upon the exercise of SOFTBANK Capital Partners' warrant, SOFTBANK Capital Partners would receive its own right to sell its newly-acquired shares of PeoplePC Europe to PeoplePC for up to 3,481,928 shares of PeoplePC preferred stock or common stock, as the case may be, based on a formula and the date of exchange. PeoplePC, @viso and SOFTBANK Capital Partners intend to enter into a definitive put option agreement incorporating the agreements set forth in the binding memorandum of agreement.

Primary Put Option

   The primary put option, which expires in April 2006, gives @viso the right to exchange all, but not less than all, of its PeoplePC Europe shares with PeoplePC for up to 13,965,429 shares of PeoplePC preferred stock or, if this proposal is approved by June 30, 2001, common stock. Upon the exercise of the primary put option, @viso could receive up to approximately 12.1% of the outstanding PeoplePC capital stock as of December 31, 2000.

Secondary Put Option

   The secondary put option, which can be exercised in the 60 day period following the expiration of the primary put option, gives @viso the right to exchange all, but not less than all, of its PeoplePC Europe shares with PeoplePC for the number of shares of PeoplePC preferred stock or, if the proposal is approved by PeoplePC's stockholders by June 30, 2001, common stock equal to $65,000,000 at the then current market value of PeoplePC common stock up to a maximum of 29,146,132 PeoplePC shares.

   The secondary put option also may be exercised in part if PeoplePC issues shares in a financing or in the acquisition of another company. In this case, @viso would be entitled to exercise the secondary put option with respect to the percentage of PeoplePC Europe shares held by it equal to the percentage that the PeoplePC shares issued in the financing or acquisition represent of the total number of PeoplePC shares outstanding after the shares are issued. If the put options were exercised, PeoplePC would be required to issue to @viso the number of PeoplePC shares equal to this same percentage of $65,000,000 divided by the price per share of PeoplePC stock in the financing or acquisition.

SOFTBANK Capital Partners Warrant

   SOFTBANK Capital Partners holds a warrant to purchase 2,380,952 shares of PeoplePC Europe's series A preferred stock. The memorandum of agreement provides that SOFTBANK Capital Partners must exercise its warrant in connection with @viso's exercise of its put options or the warrant will be cancelled. Once the warrant is exercised, PeoplePC Europe will be entitled to sell all or a portion of its newly-acquired shares of PeoplePC Europe to PeoplePC in exchange for the issuance of up to 3,481,928 shares of PeoplePC stock under a primary put option or a secondary put option on terms similar to the terms of the @viso put options.

Change of Control

   In the event of a reorganization, merger, consolidation, sale of all or substantially all of the assets of PeoplePC or of 50% or more of the capital stock of PeoplePC, @viso and SOFTBANK Capital Partners shall be entitled to three days written notice to determine whether to exercise the put options. If the price paid in the acquisition of PeoplePC is greater than $3.58 per share, the primary put option may be exercised. If the price paid in the acquisition of PeoplePC is less than $3.58 per share, the secondary put option may be exercised. If @viso or SOFTBANK Capital Partners do not voluntarily exercise their put options, PeoplePC may require them to exercise the put options prior to the change of control.

PeoplePC's Representations and Warranties

   The memorandum of agreement contains representations and warranties made by PeoplePC. The definitive put option agreement also will contain representations and warranties.

   The representations and warranties made by PeoplePC include:

  .  capital structure;

  . authorization of the put options and validly issued, fully paid and non-assessable stock upon exercise;

  .  authority to execute agreements and consummate transactions; and

  .  execution, delivery and enforceability of put options.

Loan and Lending Authority

   Upon the execution of the memorandum of agreement in February 2001, PeoplePC Europe loaned PeoplePC $15 million, at an interest rate of 8% per annum, for a period of 90 days. This note must be repaid at the end of the 90 day period unless it is extended with @viso's sole consent. This note will convert into a demand note upon the execution of the put option agreement. Following the execution of the put option agreement, PeoplePC will be authorized to arrange loans from PeoplePC Europe to PeoplePC for application to general corporate and working capital purposes of PeoplePC, subject to applicable law. These loans will be evidenced by a demand note that will bear a market rate of interest.

   On April 4, 2001, @viso consented to PeoplePC Europe's further extension of up to $10 million in loans to PeoplePC on the same terms. These loans could be made prior to the execution of the definitive put option agreement.

   Because the PeoplePC Europe Board of Directors will consist solely of PeoplePC's designees following the execution of the definitive put option agreement, PeoplePC's designees will determine, subject to satisfaction of the fiduciary duties owed by the directors and any other limitations imposed by Netherlands corporate law, when the demand notes are due to be paid. After execution of the definitive put option agreement, there will be no restriction in the PeoplePC Europe articles of association or in any shareholder agreement or other contract on the making of further loans from PeoplePC Europe to PeoplePC. If @viso and SOFTBANK Capital Partners fully exercise the put options, PeoplePC Europe will become a wholly-owned subsidiary of PeoplePC, allowing PeoplePC to treat these loans as intercompany loans.

Vivendi Marketing Assistance

   @viso will use commercially reasonable efforts until November 2001 to induce Vivendi to render PeoplePC reasonable marketing assistance in connection with enterprise programs.

PeoplePC Control Over PeoplePC Europe

   Upon execution of the definitive put option agreement, the following actions will be taken with respect to PeoplePC Europe:

  . the shareholders' agreement among PeoplePC Europe shareholders will be terminated;

  . the articles of association of PeoplePC Europe will be amended to carry into effect the transactions contemplated by the memorandum of agreement, including the termination of a special dividend to be paid on shares of PeoplePC Europe preferred stock; and

  . the @viso representatives on PeoplePC Europe's Board of Directors will resign and the remaining directors will be representatives of PeoplePC.

Changes to PeoplePC's Board of Directors

   Stockholders holding approximately 52.2% of PeoplePC's outstanding common stock as of March 31, 2001 have agreed to vote their shares in favor of a nominee for PeoplePC's Board of Directors designated by @viso following the partial or complete exercise of the put options. This arrangement will terminate at such time that @viso or a related party to which shares may have been transferred disposes at least 40% of its interest in the put options or at least 40% of the shares cumulatively received upon the exercise of the put options. Until the exercise of the put options, PeoplePC has agreed to allow a nonvoting representative of @viso to observe meetings of the Board of Directors. Vivendi has the right to designate @viso's board representative and observer.

Tag-Along Rights

   @viso and holders of 5% or more of PeoplePC's stock agreed in the memorandum of agreement to give each of these parties the right to participate pro rata and on the same terms in any sale by another party that in the aggregate transfers the ownership of in excess of 50% of the voting power of PeoplePC's outstanding shares.

Registration Rights

   @viso and SOFTBANK Capital Partners will be entitled to require PeoplePC to register the common stock received upon the exercise of the put options after August 15, 2001. In addition, @viso and SOFTBANK Capital Partners may include their shares in registrations initiated by PeoplePC or other stockholders.

Fees and Expenses

   Regardless of whether the put options are exercised, all fees and expenses incurred by a party in connection with the memorandum of agreement, the put option agreement and the transactions contemplated by these agreements will be the obligation of the party incurring the fees and expenses.

Stockholders' Voting Agreement

   Stockholders holding together approximately 52.2% of our outstanding common stock as of March 31, 2001 have agreed to vote their shares at the Annual Meeting for this Proposal Three.

Required Vote

   The affirmative vote of the holders of a majority of PeoplePC's voting stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the issuance of common stock pursuant to the memorandum of agreement.

                THE BOARD RECOMMENDS VOTING "FOR" THE ADOPTION
                     OF THE ISSUANCE OF THE COMMON STOCK.

                              EXECUTIVE OFFICERS

   Our executive officers as of April 17, 2001 are as follows:

 Name                          Age Position with PeoplePC
 ----                          --- ----------------------
 Nick Grouf..................   32 Chairman of the Board, Chief Executive
                                    Officer and Director
 Daniel Kohler...............   44 Chief Operating Officer and Executive Vice
                                    President, International
 Wayne T. Gattinella.........   48 Chief Marketing Officer and Executive Vice
                                    President, Americas
 Mary E. Humiston............   36 Chief Administrative Officer
 J. Michael Glogowsky........   53 Acting Chief Financial Officer
 Charles P. Ortmeyer.........   50 Senior Vice President and General Counsel

   Nick Grouf, one of our co-founders, has served as our Chairman of the Board, Chief Executive Officer and a director since our founding in March 1999. From January 1999 to May 1999, Mr. Grouf served as a Venture Partner and Entrepreneur-in-Residence at SOFTBANK Technology Ventures, a venture capital firm. In 1995, Mr. Grouf co-founded and served as President and Chief Executive Officer of Firefly Network, Inc., a provider of personalization technologies for the Internet, which was acquired by Microsoft Corporation in April 1998. Mr. Grouf earned a B.A. from Yale University and an M.B.A. from Harvard Business School.

   Daniel Kohler has served as our Chief Operating Officer and Executive Vice President, International, since July 1999. From August 1998 to July 1999, Mr. Kohler served as Senior Vice President of Operations and Administration of Ty, Inc., a toy manufacturer and distributor. From May 1994 to August 1998, Mr. Kohler served as Vice President of Catalog Operations of Office Max, Inc. Mr. Kohler earned a B.A. from the University of Pittsburgh and an M.B.A. from Keller Graduate School.

   Wayne T. Gattinella has served as our Chief Marketing Officer and Executive Vice President, Americas, since May 2000. Mr. Gattinella served first as Senior Vice President of Marketing and then as President, MemberWorks North America, Inc. from February 1998 until May 2000. Mr. Gattinella was Executive Vice President of Marketing of Merck-Medco from January 1992 until February 1998. Mr. Gattinella served as Vice President of Consumer Marketing for MCI Telecommunications from January 1984 until January 1992. Mr. Gattinella earned a B.S. from Drexel University and an M.B.A. from St. Joseph's University.

   Mary E. Humiston has served as our Chief Administrative Officer since March 2001. Prior to becoming Chief Administrative Officer, Ms. Humiston served as PeoplePC's Vice President of Human Resources & Administration from October 1999 to March 2001. Prior to coming to PeoplePC, Ms. Humiston served as the Senior Director Executive and Field Recruiting for The Gap, Inc. from January 1997 to October 1999. Ms. Humiston also served as the Human Resources Manager and Corporate Auditor of General Electric Company from January 1990 to January 1997. Ms. Humiston earned a B.S. from Siena College and an M.B.A. from Rensselaer Polytechnic Institute.

   J. Michael Glogowsky has served as Acting Chief Financial Officer since April 2001. Mr. Glogowsky was the Vice President of Finance and Treasurer at PeoplePC since November 1999. From October 1998 to September 1999, Mr. Glogowsky was Director of Finance at AirTouch Communications, Inc., a global wireless communications company which merged with Vodafone. He was Director of the Merger Planning Group at SBC Corp, an international telecommunications provider, from March 1997 to September 1998. Mr. Glogowsky was Director of Financial Planning & Analysis at Pacific Telesis, the largest telecommunications provider in California, from 1990 to 1997. Mr. Glogowsky earned a B.A. from Michigan State University and an M.B.A. from University of California at Berkeley.

   Charles P. Ortmeyer has served as our Senior Vice President and General Counsel and Vice President and Corporate Counsel since July 2000. Mr. Ortmeyer joined PeoplePC from Howard, Rice, Nemerovski, Canady, Falk, & Rabkin, a Professional Corporation, where he practiced for 17 years, the last 12 as a director and shareholder. He has served as Chairman of the Financial Institutions Committee of the State Bar (Business Law Section). Currently, he is a member of the American Bar Association, the State Bar of California and the

San Francisco Bar Association. He is co-author of Securities Regulations Forms, a four-volume treatise on documentation published by Clark Boardman Callaghan. Mr. Ortmeyer earned his B.A. and J.D. from the University of California, Berkeley, where he was a member of Order of the Coif, and the Supreme Court Editor of the California Law Review. After graduation from Boalt Hall, he served two years as a law clerk to Judge Betty B. Fletcher, United States Court of Appeals for the Ninth Circuit.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

                          SUMMARY COMPENSATION TABLE

   The following Summary Compensation Table sets forth certain information regarding the compensation of the current Chief Executive Officer of the Company, and the four most highly compensated executive officers in the fiscal year ended December 31, 2000 (collectively, the Named Executive Officers) of the Company for services rendered in all capacities to the Company for the fiscal years indicated.

                                                           Long-Term
                                                          Compensation
                                     Annual Compensation     Awards
                                     -------------------- ------------
                                                           Securities
Name and Principal                                         Underlying     All Other
Position                 Fiscal Year Salary ($) Bonus ($)  Options (#) Compensation ($)
------------------       ----------- ---------- --------- ------------ ----------------
Nick Grouf..............    2000      $150,000  $158,729         --        $   --
 Chairman of the Board      1999      $126,731  $    --          --        $60,000
 and Chief Executive
  Officer
Daniel Kohler...........    2000      $300,000  $    --      850,000       $   --
 Chief Operating Officer
John W. Adams...........    2000      $111,410  $125,000     914,900       $   --
 Vice President and
 Chief Financial
  Offiicer(1)
Wayne T. Gattinella.....    2000      $187,301  $    --    1,065,000       $   --
 Chief Marketing Officer
James Buckley...........    2000      $181,891  $    --    1,065,000       $   --
 Executive Vice Presi-
 dent, Corporate Sales
  and Business Develop-
  ment(2)
Glen Kohl...............    2000      $157,766  $    --      700,000       $20,833
 General Counsel(3)

--------
(1) Mr. Adams resigned from PeoplePC in March 2001.

(2) Mr. Buckley resigned from PeoplePC in March 2001.

(3) Mr. Kohl resigned from PeoplePC in November 2000.

                      OPTIONS GRANTS IN LAST FISCAL YEAR

   The following table provides information relating to stock options awarded to PeoplePC's Named Executive Officers during the fiscal year ended December 31, 2000. All such options were awarded under the Company's 1999 and 2000 Stock Plan.

                                                                                        Potential Realizable Value
                                                                                         At Assumed Rates of Stock
                                                                                          Price Appreciation for
                                               Individual Grants                              Option Term(1)
                         -------------------------------------------------------------- ---------------------------
                           Number of      Percent of
                           Securities    Total Options
                           Underlying     Granted to       Exercise
                            Options      Employees in   Price Per Share
Name                     Granted (#)(2) Fiscal 2000 (%)    ($)(3)(4)    Expiration Date    5% ($)        10% ($)
----                     -------------- --------------- --------------- --------------- ------------- -------------
Nick Grouf..............        --            --               --             --                  --            --
Daniel Kohler...........    600,000           3.0%          $ 0.22         02/07/01            83,014       210,374
                            228,223           1.2%          $ 1.22         12/17/10           175,104       443,749
                             21,777           0.1%          $ 1.22         12/17/10            16,708        42,342
John Adams(5)...........    585,716           3.0%          $ 3.50         06/12/10         1,289,238     3,267,182
                            114,284           0.6%          $ 3.50         06/12/10           251,554       637,487
                             30,000           0.2%          $12.00         07/10/10           226,402       573,747
                              9,900           0.1%          $ 6.19         09/18/10            38,524        97,627
                            175,000           0.9%          $ 1.22         12/17/10           134,137       339,929
Wayne T. Gattinella.....    114,284           0.6%          $ 3.50         03/29/10           251,554       637,487
                            735,716           3.7%          $ 3.50         03/29/10         1,619,407     4,103,896
                            215,000           1.1%          $ 1.22         12/17/10           164,797       417,627
James Buckley(6)........     22,800           0.1%          $ 3.50         03/29/10            50,186       127,181
                            114,284           0.6%          $ 3.50         05/08/10           251,554       637,487
                            299,316           1.5%          $ 3.50         05/08/10           658,834     1,669,614
                            413,600           2.1%          $ 3.50         05/08/10           910,388     2,307,102
                            212,500           1.1%          $ 1.22         12/17/10           162,881       412,771
Glen Kohl(7)............    102,273           0.5%          $ 1.10         03/13/10            70,751       179,297
                             20,714           0.1%          $ 3.50         05/08/10            45,594       115,545
                            297,727           1.5%          $ 1.10         03/13/10           205,963       521,950
                            279,286           1.4%          $ 3.50         05/08/10           614,745     1,557,885

--------
(1) Potential realizable value is based on the assumption that the common stock of PeoplePC appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect PeoplePC's estimate of future price growth.

(2) Options become exercisable as to 1/4th of the shares on the first anniversary of the date of grant and the remainder of which vest monthly as to 1/48th thereafter.

(3) Options were granted at an exercise price equal to the fair market value of PeoplePC's common stock on the date of grant.

(4) Exercise price may be paid in cash, check, promissory note, by delivery of already-owned shares of PeoplePC's common stock subject to certain conditions, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to PeoplePC the amount of sale or loan proceeds required to pay the exercise price, a reduction in the amount of any PeoplePC liability to an optionee, or any combination of the foregoing methods of payment or such other consideration or method of payment to the extent permitted under applicable law.

(5) Mr. Adams resigned from PeoplePC in March 2001.

(6) Mr. Buckley resigned from PeoplePC in March 2001.

(7) Mr. Kohl resigned from PeoplePC in November 2000.

                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

   The following table sets forth certain information regarding the exercise of stock options by PeoplePC's Named Executive Officers during the fiscal year ended December 31, 2000 and the value of stock options held as of December 31, 2000 by these executive officers.

                                                       Number of
                                                 Securities Underlying     Value of Unexercised
                                                Unexercised Options at    In-the-Money Options at
                            Shares     Value     December 31, 2000 (#)   December 31, 2000 ($)(1)
                         Acquired on  Realized ------------------------- -------------------------
Name                     Exercise (#)  ($)(2)  Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ -------- ----------- ------------- ----------- -------------
Nick Grouf..............        --       --          --            --         --           --
Daniel Kohler...........  1,480,000      --          --         21,777        --           --
John W. Adams(3)........        --       --       39,900       875,000        --           --
Wayne T. Gattinella.....        --       --          --      1,065,000        --           --
James Buckley(4)........    327,430      --      108,970       626,100        --           --
Glen Kohl(5)............    145,832      --          --            --         --           --

--------
(1) Fair market value of PeoplePC's Common Stock at fiscal year-end ($0.75 based on the last reported sale price of PeoplePC's common stock on December 31, 2000) minus the exercise price. Options were granted at an exercise price equal to PeoplePC's fair market value on the date of grant. The exercise price for all listed options exceeds the price of PeoplePC's common stock on December 31, 2000.

(2) Fair market value of PeoplePC's common stock on the date of exercise minus the exercise price. All listed option exercises were made at an exercise price equal to fair market value on the date of exercise.

(3) Mr. Adams resigned from PeoplePC in March 2001.

(4) Mr. Buckley resigned from PeoplePC in March 2001.

(5) Mr. Kohl resigned from PeoplePC in November 2000.

   The 1999 and 2000 Stock Plans provides that in the event we merge with or into another corporation, or we sell all or substantially all of our assets, each outstanding option shall be assumed or substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, then all outstanding options will become fully vested and exercisable.

   The 2000 Employee Stock Purchase Plan provides that in the event we merge with or into another corporation, or we sell all or substantially all of our assets, each outstanding option shall be assumed or substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, then any purchase periods in progress will be shortened by setting a new exercise date, and any offering period then in progress shall end on the new exercise date.

Certain Relationships and Related Transactions

 Stock Option Exercises by Executive Officers

   The table below summarizes option grants to executive officers and directors. The recipients of option grants have elected to early exercise part or all of their options. In such instances, the recipient of the optioned stock has agreed to give us the right to repurchase any stock that would have been unvested as of the date they cease to provide services to us if the option grant had not been early exercised.

                            Start Date                         Number of
                         for Release from     Number of     Optioned Shares    Aggregate
Executive Officer        Repurchase Option Shares Optioned Exercised to Date Purchase Price
-----------------        ----------------- --------------- ----------------- --------------
Daniel Kohler...........     02/08/00          600,000          600,000         $132,000
James Buckley(1)........     04/06/00          114,284          114,284         $399,994
James Buckley...........     04/06/00          299,316          213,146         $746,011
Glen Kohl(2)............     03/06/00          297,727          145,832         $160,415

--------
(1) Mr. Buckley resigned from PeoplePC in March 2001.

(2) Mr. Kohl resigned from PeoplePC in November 2000.

 Series C Preferred Stock

   On April 5, 2000, we sold 9,468,252 shares of series C preferred stock at $5.246 per share. The purchasers of the series C preferred stock included, among others:

                                              Shares of Series C   Aggregate
Investor                                       Preferred Stock   Purchase Price
--------                                      ------------------ --------------
Ford Motor Company...........................     4,765,650       $25,000,599
SOFTBANK Technology Ventures Entities(1).....     1,283,426       $ 6,732,853
SOFTBANK Capital Partners LP(2)..............     1,587,000       $ 8,325,402
Michael J. Price Entities(3).................       153,760       $   806,625
Sculley Brothers LLC.........................       307,526       $ 1,613,281

--------
(1) Represents purchase on April 5, 2000 of:

  .  1,262,612 series C shares by SOFTBANK Technology Ventures IV LP; and

  .  20,814 series C shares by SOFTBANK Technology Advisors Fund LP.

  . Each of the funds has subsequently transferred a portion of the shares acquired in this financing.

(2) Represents purchase on April 5, 2000 of:

  .  1,564,306 series C shares by SOFTBANK Capital Partners LP; and

  .  22,694 series C shares by SOFTBANK Capital Advisors Fund LP.

  . Each of the funds has subsequently transferred a portion of the shares acquired in this financing.

(3) Represents purchase on April 5, 2000 of:

  . 153,760 series C shares by PPC Holdings LLC, an entity as to which Michael Price is the general partner.

  . PPC Holdings LLC has subsequently transferred a portion of the shares acquired in this financing.

   Each share of series C preferred stock was converted into one share of common stock as of the closing of the initial public offering.

   On April 5, 2000 we entered into an agreement to be the provider for Ford's Employee Connectivity Program. Simultaneously with the closing of the series C financing, Ford received the right to purchase

1,905,000 shares of common stock in a private placement effected at the closing of our initial public offering at the same price per share as our initial public offering. Ford exercised this right in full and received a warrant to purchase 2,857,000 shares of common stock exercisable at the same price per share as our initial public offering at any time for a period of 200 days following the date of our offering on August 15, 2001. PeoplePC and Ford have reached an agreement to extend the exercise period of this warrant for up to an additional 35 months.

 SOFTBANK Capital Partners LP Purchase of Initial Public Offering Shares

   On August 16, 2001, SOFTBANK Capital Partners LP purchased an aggregate of one million shares of the common stock offered in our initial public offering at the offering price of $10.00 per share for an aggregate purchase price of $10 million.

 PeoplePC Europe

   Under a binding memorandum of agreement signed on February 16, 2001, @viso is entitled to sell all or a portion of its shares of PeoplePC Europe to us in exchange for PeoplePC stock. Under this arrangement, @viso is entitled to receive between 13,750,000 and 29,146,132 shares of PeoplePC common stock based on a formula and the date of exchange. SOFTBANK Capital Partners LP is entitled to exercise its warrant to purchase convertible preferred stock in PeoplePC Europe. Once the warrant is exercised, SOFTBANK Capital Partners LP will be entitled to sell all or a portion of its shares of PeoplePC Europe to us in exchange for PeoplePC stock. Under this arrangement, SOFTBANK Capital Partners LP will be entitled to receive between 1,850,000 and 3,481,928 shares of PeoplePC capital stock based on a formula and the date of exchange. These put options will terminate in April 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires PeoplePC's officers and directors, and persons who own more than 10% of PeoplePC's common stock, to file certain reports regarding ownership of, and transactions in, PeoplePC's securities with the Securities and Exchange Commission (the "SEC"). Such officers, directors and 10% stockholders are also required by SEC rules to furnish PeoplePC with copies of all Section 16(a) forms that they file.

   Based solely on its review of the copies of such forms received by PeoplePC, or written representations from certain reporting persons, PeoplePC believes that during fiscal year 2000 all the reporting persons complied with
Section 16(a) filing requirements.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

   During the fiscal year ended December 31, 2000, PeoplePC's executive compensation program was approved by the Compensation Committee and the Board of Directors. The following is the report of the Compensation Committee with respect to the compensation paid to executive officers during fiscal year 2000.

 Compensation Philosophy

   PeoplePC's philosophy in setting its compensation policies for executive officers is to maximize stockholder value over time. The primary goal of the executive compensation program is therefore to closely align the interests of the executive officers with those of our stockholders. To achieve this goal we attempt to ensure that (i) there is an appropriate relationship between executive compensation and the creation of stockholder value, (ii) the total compensation program will motivate, retain and attract executives of outstanding abilities, and (iii) current cash and equity incentive opportunities are competitive with comparable companies.

   The compensation program for the executive officers consists of the following components: base salary and long-term stock option incentives.

 Base Salary

   The Compensation Committee reviewed and approved fiscal year 2000 base salaries for Nick Grouf, Chief Executive Officer and other executive officers at the beginning of the fiscal year. Base salaries were established by the Compensation Committee based upon competitive compensation data for similarly situated companies, the executive's job responsibilities, level of experience, individual performance and contribution to the business. Executive officer salaries have been targeted at the average rates paid by competitors to enable us to attract, motivate, reward and retain highly skilled executives. In order to evaluate PeoplePC's competitive posture in the industry, the Compensation Committee reviewed and analyzed the compensation packages, including base salary levels, offered by other similarly situated companies. In making base salary decisions, the Compensation Committee exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor.

 Long-Term Stock Option Incentives

   PeoplePC provides its executive officers with long-term incentive compensation through grants of stock options under the 2000 Stock Plan and otherwise. The Compensation Committee believes that stock options provide executive officers with the opportunity to purchase and maintain an equity interest in PeoplePC and to share in the appreciation of the value of the Company's common stock. The Compensation Committee believes that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue in the employ of PeoplePC. All options granted to executive officers in fiscal year 2000 were granted at an exercise price that was at the fair market value of our common stock on the date of grant. The Compensation Committee considers the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of long-term strategic performance goals. Long-term incentives granted in prior years are also taken into consideration.

                                         Submitted by the PeoplePC Compensation
                                         Committee:

                                         Bradley A. Feld
                                         John Sculley

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

   The compensation committee was formed on March 30, 2000, and the members of the Compensation Committee are Messrs. Sculley and Feld. Neither of these individuals was at any time during fiscal year 2000, or at any other time, an officer or employee of the Company. Except for Nick Grouf, no executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the PeoplePC's Board of Directors or Compensation Committee.

Report of Audit Committee

   The PeoplePC Board of Directors adopted a written Audit Committee Charter, a copy of which is included as Annex B to this proxy statement. All members of the PeoplePC Audit Committee are independent as defined by the National Association of Security Dealers.

   The PeoplePC Audit Committee has reviewed and discussed with PeoplePC management and PricewaterhouseCoopers LLP (PwC), PeoplePC's independent auditor, the audited financial statements of PeoplePC for fiscal year 2000 and has:

  . discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61;

  . received from PwC the written disclosures and letter required by Independence Standards Board Standard No. 1; and

  . discussed with PwC the auditor's independence, including whether PwC's provision of non-audit services to PeoplePC was compatible with maintaining PwC's independence.

   Based on the review and discussions described above, the Audit Committee recommended to PeoplePC's Board of Directors that the financial statements be included in PeoplePC's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

   The fees paid to PwC for services rendered in connection with (1) the 2000 annual audit and quarterly reviews of PeoplePC's financial statements and (2) all non-audit services provided in 2000 were as follows. No financial information systems design and implementation services were provided by PwC.

             Audit Fees                                         All Other Fees
             ----------                                         --------------
              $261,000                                            $4,478,000

   PwC representatives will attend the Annual Meeting, to be available to respond to appropriate questions by shareholders and to have the opportunity to make statements, if they desire.

                                          Submitted by the PeoplePC Audit
                                           Committee:

                                          John Sculley
                                          Michael J. Price
                                          Bradley A. Feld

                            STOCK PERFORMANCE GRAPH

   The following graph shows a comparison of cumulative total stockholder returns for PeoplePC Inc.'s common stock, the Nasdaq Stock Market Index, and the JP Morgan H&Q Internet 100 Index. The graph assumes the investment of $100 in PeoplePC Inc. stock on August 16, 2000. The comparisons shown in the graph below are based upon historical data. PeoplePC Inc. cautions that the stock price performance shown in the graph below is not indicative of, and not intended to forecast, the potential future performance of PeoplePC Inc.'s common stock. Information used in the graph was obtained from Research Data Group, Inc., a source believed to be reliable, but PeoplePC Inc. is not responsible for any errors or omissions in such information.

                 COMPARISON OF 4 MONTH CUMULATIVE TOTAL RETURN
           AMONG PEOPLEPC INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE JP MORGAN H&Q INTERNET 100 INDEX

PEOPLE INC

                                  Cumulative Total Return
                                  -----------------------
                                  8/16/00        12/31/00
PEOPLEPC INC.                      100.00            7.50
NASDAQ STOCK MARKET (U.S.)         100.00           65.13
JP MORGAN H & Q INTERNET 100       100.00           52.96

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2001, by the following individuals or groups:

  . each person, or group of affiliated persons, that we know beneficially owns more than 5% of our outstanding stock;

  .  each of our current directors; and

  .  all of our executive officers and current directors as a group.

   Unless otherwise indicated, the address for each stockholder on this table is c/o PeoplePC Inc., 100 Pine Street, Suite 1100, San Francisco, California 94111. Except as otherwise noted, and subject to applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power with respect to all of the shares of common stock held by them.

   This table lists applicable percentage ownership based on 109,105,982 shares of common stock, which includes:

  .  104,235,598 shares of our common stock outstanding as of March 31, 2001;
     and

  . 4,870,384 shares of common stock issued upon the early exercise of stock options that are no longer subject to repurchase rights by us as of March 31, 2001.

   The number of shares outstanding for purposes of this table excludes:

  . 5,942,418 shares of common stock subject to repurchase rights held by us as of March 31, 2001; and

  . 500,000 shares issuable upon exercise of a warrant outstanding as of March 31, 2001 at an exercise price of $6.225 per share.

   Options and warrants to purchase shares of our common stock that are exercisable within 60 days of March 31, 2001 and shares of common stock which were issued upon the early exercise of stock options that will be released from our repurchase right within 60 days of March 31, 2001 are deemed to be beneficially owned by the persons holding these options, warrants or shares for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

                                                                   Approximate
                                         Controlling    Number of  Percentage
Name                                        Person        Shares    Ownership
----                                     -----------    ---------  -----------
5% Stockholders

Entities affiliated with SOFTBANK
 Technology Ventures(1)............... Bradley A. Feld  17,977,004    16.5%
 c/o Bradley A. Feld
 200 West Evelyn Street, Suite 200
 Mountain View, CA 94043

Entities affiliated with SOFTBANK
 Corp.(2)............................. Ronald D. Fisher 39,193,780    31.3%
 c/o Ronald D. Fisher
 10 Langley Road #403
 Newton Center, MA 02159

                                                                  Approximate
                                                       Number of  Percentage
Name                              Controlling Person     Shares    Ownership
----                              ------------------   ---------  -----------
Ford Motor Company(3)..........   Ford Motor Company    9,528,150     8.5%
 c/o General Counsel's Office
 Ford Motor Company
 Ford World Headquarters
 The American Road
 1003-A3
 Dearborn, MI 48121

@Viso Limited(4)...............   SOFTBANK Corp and    15,964,578    12.8%
 c/o Macfarlanes                Vivendi Universal S.A.
 10 Norwich Street
 London EC4A 1BD
 England

Vivendi Universal S.A.(5)...... Vivendi Universal S.A. 14,156,867    11.5%
 42 Avenue Friedland
 75008 Paris
 France

Directors and Officers

Bradley A. Feld(1).............    Bradley A. Feld     17,977,004    16.5%
 200 West Evelyn Street, Suite
  200
 Mountain View, CA 94043

Ronald D. Fisher(2)............    Ronald D. Fisher    39,193,780    31.3%
 10 Langley Road #403
 Newton Center, MA 02159

Nick Grouf(6)..................       Nick Grouf       19,495,544    17.8%

John Sculley(7)................      John Sculley       5,264,192     4.8%
 90 Park Avenue, 32nd Floor
 New York, NY 10016

Michael Price(8)...............     Michael Price       2,500,426     2.3%
 Firstmark Communications
 660 Madison Avenue, 22nd Floor
 New York, NY 10022

Daniel Kohler(9)...............     Daniel Kohler         590,833      *

John Adams(10).................       John Adams              --      --

Wayne T. Gattinella(11)........  Wayne T. Gattinella      212,500      *

James Buckley(12)..............     James Buckley         436,400      *

Glen Kohl(13)..................       Glen Kohl           145,832      *

All directors and executive
 officers as a group
 (10 persons)..................                        85,816,511    74.0%

--------
  *  Less than 1%.

 (1) Includes 17,639,036 shares held by SOFTBANK Technology Ventures IV LP and 337,968 shares held by SOFTBANK Technology Advisors Fund LP. Mr. Feld, one of our directors, is a limited partner of SOFTBANK Technology Ventures IV LP. Mr. Feld disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein. Mr. Feld does not hold any options to purchase any of our stock.

 (2) Includes 11,550,865 shares held by SOFTBANK Capital Partners LP, 11,352,300 shares held by SOFTBANK Capital LP, and 326,037 shares held by SOFTBANK Capital Advisors Fund LP. Also includes 14,156,867 shares issuable to @viso Limited, a joint venture of which 50% is owned by SOFTBANK Holdings (Europe) Ltd., a wholly-owned subsidiary of SOFTBANK Corp., upon exercise of a put option if exercised by May 31, 2001. Also includes 1,807,711 shares issuable to SOFTBANK Capital Partners LP upon exercise of a warrant to purchase shares of PeoplePC Europe, which shares are then exchangeable for shares of PeoplePC upon exercise of a put option if exercised by May 31, 2001.

    SOFTBANK Capital Partners LLC is the sole general partner of both SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP. As a result, securities beneficially owned by SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP may be deemed beneficially owned by SOFTBANK Capital Partners LLC. All investment decisions on behalf of SOFTBANK Capital Partners LLC must be approved by SOFTBANK Capital Partners Investment Inc. and by any of Mr. Ronald D. Fisher, Mr. Charles R. Lax or Mr. William L. Burnham, all of whom are Members of SOFTBANK Capital Partners LLC. As a result, securities beneficially owned by SOFTBANK Capital Partners LLC may be deemed beneficially owned by SOFTBANK Capital Partners Investment Inc., Mr. Fisher, Mr. Lax and Mr. Burnham. SOFTBANK Capital Partners Investment Inc. is a wholly-owned subsidiary of SOFTBANK Holdings Inc. Accordingly, securities owned by SOFTBANK Capital Partners Investment Inc. may be deemed beneficially owned by SOFTBANK Holdings Inc. SOFTBANK Holdings Inc. is a wholly-owned subsidiary of SOFTBANK Corp. Mr. Masayoshi Son, President and Chief Executive Officer of SOFTBANK Corp., owns an approximately 35.8% interest in SOFTBANK Corp. Accordingly, securities owned by SOFTBANK Holdings Inc. may be deemed beneficially owned by SOFTBANK Corp. and Mr. Son. SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP, SOFTBANK Capital Partners LLC, SOFTBANK Capital Partners Investment Inc., Mr. Fisher, Mr. Lax, Mr. Burnham, SOFTBANK Holdings Inc., SOFTBANK Corp. and Mr. Son disclaim beneficial ownership of shares owned directly by SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP, respectively, except to the extent of their respective pecuniary interest, if any, therein. Mr. Fisher serves on our Board of Directors. Mr. Fisher does not hold any options to purchase any of our stock.

 (3) Includes 4,765,650 Series C shares and 1,905,000 shares issued upon Ford's exercise of a right to purchase shares at the initial public offering price. Ford exercised this right in full. Because Ford exercised this right, Ford also received a warrant to puchase 2,857,500 shares of common stock, exercisable at $10.00 per share.

 (4) Under a binding memorandum of agreement signed on February 16, 2001, @viso is entitled to sell all or a portion of its shares of PeoplePC Europe to us in exchange for PeoplePC stock. Under this put option arrangement, @viso is entitled to receive 14,156,867 shares of PeoplePC common stock as of May 31, 2001. Also includes 1,807,711 shares issuable to SOFTBANK Capital Partners LP upon exercise of a warrant to purchase shares of PeoplePC Europe, which shares are then exchangeable for shares of PeoplePC upon exercise of a put option if exercised by May 31, 2001.

 (5) Includes 14,156,867 shares issuable to @viso Limited, a joint venture of which 50% is owned by Vivendi Universal S.A., upon exercise of a put option if exercised by May 31, 2001.

 (6) As of March 31, 2001, Mr. Grouf's ownership included 21,223,334 shares of common stock, a portion of which shares is subject to a repurchase option by us. Accordingly, the number of shares beneficially owned by Mr. Grouf includes 18,866,656 shares no longer subject to a repurchase option by us and a further 628,888 common shares that will no longer be subject to a repurchase option by us within 60 days of March 31, 2001. The remaining 1,727,778 shares for which we still hold a repurchase option are not included in the number of shares beneficially owned by Mr. Grouf. Mr. Grouf does not hold any options to purchase any of our stock.

 (7) As of March 31, 2001, Mr. Sculley's ownership included 1,150,000 shares of common stock, a portion of which shares is subject to a repurchase option by us. Accordingly, the number of shares beneficially owned by Mr. Sculley includes 934,444 common shares no longer subject to a repurchase option by us and a further 32,222 common shares that will no longer be subject to a repurchase option by us within 60 days of March 31, 2001. The remaining 183,334 shares for which we still hold a repurchase option are not included in the number of shares beneficially owned by Mr. Sculley. In addition, the number of shares beneficially owned by Mr. Scully includes 4,000,000 shares held by Sculley Brothers LLC. Mr. Sculley, a partner of Sculley Brothers LLC, serves on our Board of Directors.

 (8) As of March 31, 2001, Mr. Price had exercised options to purchase 1,160,000 shares of common stock, a portion of which shares is subject to a repurchase option by us. Accordingly, the number of shares beneficially owned by Mr. Price includes 934,444 common shares no longer subject to a repurchase option by us and a further 32,222 common shares that will no longer be subject to a repurchase option by us within 60 days of March 31, 2001. The remaining 193,334 shares for which we still hold a repurchase option are not included in the number of shares beneficially owned by Mr. Price. The number of shares beneficially owned by Mr. Price includes an additional 1,400,000 shares held by Mr. Price, 80,000 shares held by Michael J. Price as custodian for Allie Price under the NJUTMA and 80,000 shares held by Michael J. Price as custodian for Jeffrey Price under the NJUTMA.

 (9) As of March 31, 2001, Mr. Kohler had exercised options to purchase 1,480,000 shares of common stock, a portion of which shares is subject to a repurchase option by us. Accordingly, the number of shares beneficially owned by Mr. Kohler includes 529,168 common shares no longer subject to a repurchase option by us and a further 61,665 common shares that will no longer be subject to a repurchase option by us within 60 days of March 31, 2001. The remaining 889,167 shares for which we still hold a repurchase option are not included in the number of shares beneficially owned by Mr. Kohler.

(10) As of March 31, 2001, Mr. Adams does not own any shares and no shares acquired upon the exercise of options within 60 days of March 31, 2001 will be vested.

(11) The number of shares beneficially owned by Mr. Gattinella includes 212,500 common shares that may be acquired upon the exercise of vested options within 60 days of March 31, 2001.

(12) As of March 31, 2001, Mr. Buckley had exercised options to purchase 327,430 shares of common stock, none of which shares is subject to a repurchase option by us. Accordingly, the number of shares beneficially owned by Mr. Buckley includes 327,430 common shares no longer subject to a repurchase option by us and a further 108,970 common shares that will no longer be subject to a repurchase option by us within 60 days of March 31, 2001.

(13) As of March 31, 2001, Mr. Kohl owned 145,832 shares and no shares may be acquired upon the exercise of options within 60 days of March 31, 2001.

                         DESCRIPTION OF CAPITAL STOCK

General

   Our certificate incorporation of authorizes to issue 500,000,000 shares of common stock, $0.0001 par value, and 50,000,000 shares of preferred stock, $0.0001 par value. The following summary of certain provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation, as amended, and our bylaws. PeoplePC's certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of PeoplePC unless such takeover or change in control is approved by the Board of Directors.

Common Stock

   As of March 31, 2001, we had 115,048,400 shares of common stock outstanding held of record by approximately 120 stockholders. There will be up to 147,676,460 shares of common stock outstanding after giving effect to the issuance of common stock in connection with the put options granted to @viso and SOFTBANK Capital Partners. This number includes 5,942,418 shares of common stock issued upon the early exercise of stock options subject to repurchase rights by us that have not vested as of March 31, 2001. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

   As of March 31, 2001, we had no shares of preferred stock outstanding. The preferred stock may be issued from time to time in one or more series. The Board of Directors is authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the certificate of incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

   On February 26, 2001, the Board of Directors designated 32,628,060 shares of series A preferred stock, a nonvoting security. If @viso and SOFTBANK Capital Partners exercise their put options prior to approval of the common stock, @viso and SOFTBANK Capital Partners will have the right to exchange their shares of PeoplePC Europe for shares of PeoplePC series A preferred stock. If common stock is approved prior to June 30, 2001, any series A preferred stock issued upon the exercise of the put options would convert automatically into shares of common stock. If common stock is not approved by June 30, 2001, @viso and SOFTBANK Capital Partners would have the right to exercise the put options for PeoplePC series A preferred stock until the expiration of the put options.

   In the event that the stockholder approval for the issuance of common stock has not occurred on or prior to June 30, 2001, the holders of the series A preferred stock are to receive upon any liquidation, dissolution or winding up of PeoplePC, in preference to any distribution of any of the assets of PeoplePC to the holders of common stock, an amount per share equal to the price per share in dollars determined by dividing (x) $65,000,000, in the event the primary put option or the secondary put option under the memorandum of agreement has been exercised in full prior to any liquidation, dissolution or winding up of PeoplePC, or the aggregate partial exercise value, in the event of any partial exercise or partial exercises of the secondary put option prior to any liquidation, dissolution or winding up of PeoplePC, by (y) the total number of shares of series A preferred stock issued upon exercise or any series of exercises, as applicable, of the primary put option or the secondary put option, as the case may be, as of any liquidation, dissolution or winding up of PeoplePC. In the event any party completes a tender offer to purchase shares of the common stock of PeoplePC and the tender offer does not include the series A preferred stock, PeoplePC will, as soon as practicable, offer to purchase the same percentage of series A preferred stock as the percentage of common stock acquired in the tender offer.

   So long as the series A preferred stock remains outstanding, PeoplePC must obtain the approval of the holders of at least a majority of the then outstanding shares of series A preferred stock, voting separately as a class,

  . to amend, alter, repeal, or change (including by merger or consolidation or share exchange) the rights, preferences or privileges of the series A preferred stock;

  . to increase or decrease the total number of authorized shares of series A preferred stock;

  . to take any action that would result in the issuance of shares of series A preferred stock (or securities convertible into or exercisable for series A preferred stock) to any person other than @viso; or

  . to authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the series A preferred stock.

Registration Rights

   Certain stockholders holding an aggregate of 96,891,356 shares as of March 31, 2001 are entitled to rights with respect to registration of these shares under the securities act. The rights are provided under the terms of an agreement between us and the holders of registrable securities and the holders of the stock received upon exercise of the put options. Beginning six months following the completion of the initial public offering on August 15, 2000, holders of at least 30% of the then outstanding registrable securities may require on up to three occasions that we register their shares for public resale. We are obligated to register these shares only if the outstanding registrable securities to be registered represent at least 20% of the then outstanding registrable securities or have an anticipated public offering price of at least $50,000,000. Also, each holder of registrable securities who hold more than one percent of our outstanding registrable securities may require, on one separate occasion in any 6-month period, that we register their shares for public resale on Form S-3 or similar short-form registration if the value of the securities to be registered is at least $5,000,000. In addition, beginning on August 15, 2001, holders of at least a majority of the stock received upon exercise of the put options pursuant to the memorandum of agreement may require that we register their shares for public resale. Furthermore, in the event we determine to register any of our securities under the Securities Act of 1933, either for our own account or for the account of other security holders exercising their registration rights, the holders of registrable securities and the holders of common stock received upon exercise of the put options are entitled to include their common stock in the registration. The registration rights are subject to conditions and limitations, among them our right to limit the number of shares included in the registration in view of market conditions. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. All registration rights will terminate five years following the consummation of our initial public offering on August 15, 2000 except for the right to register stock received upon the exercise of put options which expire in February, 2006.

Stock Purchase Rights and Warrants

   Ford Motor Company holds a warrant to purchase an additional 2,857,500 shares of common stock exercisable at the same price as our initial public offering on August 15, 2000, at any time for a period of 200 days following the date of our initial public offering on August 15, 2000. PeoplePC and Ford have reached an agreement to extend the exercise period of this warrant for up to an additional 35 months.

Anti-Takeover Effects of Some Provisions of Delaware Law and Our Charter
Documents

   Provisions of Delaware law and our certificate of incorporation and bylaws, which are summarized below, may have an anti-takeover effect and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in our stockholders receiving a premium for their shares.

 Delaware Law

   We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

  . prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

   A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that
Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

 Charter Documents

   Our certificate of incorporation provides for our Board of Directors to be divided into three classes serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board of Directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions. Our certificate of incorporation provides that directors may be removed:

  . with cause by the affirmative vote of the holders of at least a majority of the outstanding shares of voting stock; or

  . without cause by the affirmative vote of the holders of at least 66 2/3% of the then-outstanding shares of the voting stock.

   Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of that item of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

   Only the following persons are authorized to call an annual meeting of stockholders:

  .  our Board of Directors;

  .  the chairman of the board; or

  .  the chief executive officer.

   The limitation on the right of our stockholders to call a special meeting will make it more difficult for a stockholder to force stockholder consideration of a proposal over the opposition of the Board of Directors by calling a special meeting of stockholders. The restriction on the ability of stockholders to call a special meeting also will make it more difficult to replace the board until the next annual meeting.

   Our certificate of incorporation prohibits actions by written consent of stockholders. Our amended and restated certificate of incorporation and do not provide for cumulative voting in the election of directors. Cumulative voting provides for a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the Board of Directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our Board of Directors based on the number of shares of our stock that such stockholder holds than if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board of Directors and to influence the Board of Directors' decision regarding a takeover.

   The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.

   The put options may be and, at PeoplePC's election, must be exercised immediately prior to a change of control of PeoplePC. This additional dilution to the outstanding PeoplePC stock may have an anti-takeover effect and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in our stockholders receiving a premium for their shares.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is EquiServe Trust Company. The transfer agent's address is P.O. Box 433010, Providence, Rhode Island 02940-3010 and their telephone number is (781) 575-3400.

          DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT

   This proxy statement incorporates documents by reference that are not presented in or delivered with this document. The Securities and Exchange Commission (SEC) allows PeoplePC to "incorporate by reference" the information that PeoplePC files with it, which means that PeoplePC can disclose important information to you by referring you to those documents. The documents contain important information about PeoplePC and its finances.

   You should rely only on the information contained in this document or that PeoplePC has referred you to. PeoplePC has not authorized anyone to provide you with information that is different.

   The following document, which was filed by PeoplePC with the SEC, is incorporated by reference into this proxy statement:

  . PeoplePC's annual report on Form 10-K for the fiscal year ending December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001.

   Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

                      WHERE YOU CAN FIND MORE INFORMATION

   The documents incorporated by reference into this proxy statement are available from PeoplePC upon request. We will provide to you a copy of any and all of the information that is incorporated by reference in this proxy statement (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement), without charge, upon written or oral request. You should make any request promptly to ensure timely delivery of the documents.

   Requests for documents relating to PeoplePC should be directed to:

     PeoplePC, Inc.
     100 Pine Street
     Suite 1100
     San Francisco, CA 94111
     Attn: John Bartholomay

   PeoplePC files reports, proxy statements and other information with the SEC. Copies of their respective reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

   Judiciary Plaza         Citicorp Center            Seven World Trade Center
   Room 1024               500 West Madison Street    13th Floor
   450 Fifth Street, N.W.  Suite 1400                 New York, New York 10048
   Washington, D.C. 20549  Chicago, Illinois 60661

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

Other Matters

   PeoplePC knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the proxy holders named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: April 27, 2001

                                                                        ANNEX A

                          THE MEMORANDUM OF AGREEMENT
                                 BY AND AMONG
      PEOPLEPC, PEOPLEPC EUROPE N.V., SOFTBANK TECHNOLOGY VENTURE IV LP,
             SOFTBANK TECHNOLOGY ADVISORS FUND LP, @VISO LIMITED,
        SOFTBANK CAPITAL PARTNERS LP, SOFTBANK CAPITAL ADVISORS FUND LP
                                AND NICK GROUF

   This Memorandum of Agreement sets forth the terms of an option to sell to PeoplePC, Inc. a Delaware Corporation ("PeoplePC" or the "Company") all of the shares (the "NV Shares") held by @viso Limited, a U.K. Company ("@viso") in PeoplePC Europe NV, a Dutch company ("PPC Europe"), such that after the exercise in full of the option to sell, PeoplePC will own all of the outstanding capital stock of PPC Europe and @viso will own stock in PeoplePC.

Primary Put Option...........  Upon exercise by @viso of the Primary Put
                               Option, People PC agrees to buy the NV Shares. The Primary Put Option may be exercised only with respect to all, and not less than all, of the NV Shares held by @viso at the time of exercise.

                               The consideration for PeoplePC's purchase of the NV Shares will be shares of PeoplePC Common Stock ("Common Stock"), or if the Stockholder Approval (as defined below) shall not yet have been obtained, shares of PeoplePC preferred stock having the terms set forth on Exhibit A attached hereto (the "Preferred Stock"). PeoplePC agrees not to issue shares of the Preferred Stock to any other investor prior to the earlier of the Stockholder Approval and the Issuance (each as defined below).

                               The number of shares of Common Stock or
                               Preferred Stock issued in consideration of the purchase of the NV Shares (the "Primary Put Share Number") will be calculated in accordance with the following formula:

                               V * (W + Y + X) = X

                               where

                               V =  The number (expressed as a percentage)
                                    derived by multiplying (i) 0.32567 by (ii) the quotient obtained by dividing (a) the number of NV Shares as of the date hereof by (b) the sum of (i) 47,619,048 (the total number of outstanding shares of PPC Europe as of the date hereof) plus (ii) the cumulative number of PPC Europe shares purchased by Softbank upon exercise of the Warrant (as defined below) as of the date of the exercise of the Primary Put Share Option by @viso.

                               W = 108,789,000.

                               X = The Primary Put Share Number.

                               Y =  2,843,468 plus the number of additional
                                    employee stock options that (i) have been granted but remain unvested as of the date hereof, (ii) are scheduled to vest within 12 months of the date hereof, (iii) have become vested prior to the date the Primary

                                Put Option is exercised, and (iv) have a strike price less than $3.44.

                             The Primary Put Share Number will be subject to adjustment in the case of a stock split, stock dividend, recapitalization or other similar event. Notwithstanding anything to the contrary set forth herein, no exercise of the Primary Put Option subsequent to a partial exercise or a series of partial exercises of the Secondary Put Option in connection with a Triggering Event shall result in the issuance of a number of shares in excess of the Cap (as such terms are defined below).

                             At the written request of @viso, the Company shall calculate X and shall furnish such calculation to @viso within 3 business days of such request. The Company will also furnish calculations of X to @viso on a quarterly basis.

                             The Company represents and warrants that: (i) as of the date hereof it has 108,789,000 issued, outstanding and fully vested shares of Common Stock, has granted options to purchase 2,843,468 shares of Common Stock, which options are vested and have a strike price equal to or less than $3.58, and has granted options to purchase 6,393,315 shares of Common Stock with a strike price equal to or less than $3.58, which will become exercisable within 12 months of the date hereof; (ii) the issuance of the put options hereunder has been duly authorized, and when the Preferred Stock or Common Stock is issued it will be validly issued, fully paid and non-assessable;
                             (iii) subject to the requisite approval by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Memorandum of Agreement and to consummate the transactions contemplated hereby; and (iv) this Memorandum of Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with its terms except as limited by applicable laws of bankruptcy, insolvency and other customary limitations.

Term of Primary Put          Five years.
 Option.....................

Secondary Put Option........ Upon exercise by @viso of the Secondary Put
                             Option, People PC agrees to buy the NV Shares. Except with respect to a Triggering Event (as defined below), the Secondary Put Option may be exercised only with respect to all, and not less than all, of the NV Shares held by @viso at the time of exercise.

                             For the Secondary Put Option, the NV Shares held by @viso as of the date hereof will be valued in the aggregate at US$65,000,000 (the "Secondary Put Conversion Value"). The consideration for PeoplePC's purchase of the NV Shares will be shares of Common Stock or shares of Preferred Stock, valued at the daily average closing price for Common Shares during the 45-trading-day period preceding such purchase, except in the case of the exercise of the Secondary Put Option in connection with a Triggering Event in which case the Common Stock will be valued as set forth in "Future Financings and Acquisitions by PeoplePC"; provided, however, that the aggregate number of shares of Preferred Stock or Common Stock issued (taken together with any such shares issued in connection with any Triggering Events) shall not exceed XX (the "Cap"), which number shall be calculated as follows:

                               .2 * (W + Y + XX) = XX

                               where

                               XX = The Cap.

                               The Cap will be adjusted in the case of a stock split, stock dividend, recapitalization or other similar event.

Term of the Secondary Put      The Secondary Put Option may be exercised: (i)
 Option......................  during the 60-day period following the end of the Primary Put Option Term, or (ii) in
                               connection with a Triggering Event or a Change of Control (as defined below).

Assignment of Put Options
 and NV Shares...............
                               @viso may assign: (i) NV Shares held by @viso as of the date hereof; and (ii) a one half interest in the rights under each of the Primary Put Option and the Secondary Put Option ("Half Interest") to SB Holdings (Europe), Ltd., a U.K. corporation, and a Half Interest to Vivendi Universal or a designated affiliate (the "Permitted Transferees"). No other assignment of rights relating to either put option (including any subsequent assignment by a Permitted Transferee) may take place without the prior written consent of PeoplePC, Inc. The foregoing notwithstanding, @viso may assign its options to an affiliate of @viso, provided that @viso concurrently notifies the Company in writing of such action.

Stockholder Approval.........  At its annual meeting scheduled for May 31,
                               2001, the Company will submit to its
                               stockholders for approval the issuance (the
                               "Issuance") of Common Stock upon the exercise of the Puts contemplated hereby (including upon conversion of the Preferred Stock) (the "Stockholder Approval").

                               The Company through its Board of Directors will recommend the granting of the Stockholder Approval and will solicit proxies and otherwise use its best efforts to obtain the Stockholder Approval.

Voting Agreement.............  The parties have provided for holders of a majority of the issued and outstanding Common Stock (the "Company Stockholders") to execute this Memorandum of Understanding. By signing this Memorandum of Understanding, the Company Stockholders agree for @viso's benefit to vote their shares in favor of the Issuance. Each Company Stockholder also agrees not to sell, assign, transfer or convey its shares of Common Stock (any such transfer of any such shares, a "Transfer") except for Transfers (i) which together with all other Transfers which have previously taken place do not cause the aggregate number of shares held by the Company Stockholders to fall below a majority of the Company's then outstanding capital stock, on a fully-diluted basis, or (ii) in connection with which the transferee agrees in writing with @viso to be bound by the terms of this section. The foregoing agreements shall also be reflected in a definitive voting agreement (the "Voting Agreement").

Future Financings and
 Acquisitions by PeoplePC....
                               If PeoplePC issues new equity securities in one or more rounds of financing subsequent to the date hereof the purpose of which is to raise capital or in one or more acquisitions subsequent to the date hereof of the stock or assets of a company (each, a "Triggering Event"), @viso may exercise the Secondary Put Option with respect to that portion of its NV Shares equal to the ratio between the shares issued in such Triggering Event and the total shares outstanding at the closing of the Triggering Event (the "Ratio") in exchange for shares of Common Stock (or Preferred Stock as provided above). The aggregate value of the NV Shares which @viso will be entitled to put to PeoplePC will equal the Secondary Put Conversion Value multiplied by the Ratio; provided, however, that the aggregate number of shares of Preferred Stock or Common Stock exchanged for NV Shares cumulatively under this Memorandum of Agreement shall not exceed the Cap, as such applies to @viso or Softbank, as the case may be. The per share price of the Preferred Stock or the Common Stock issued to @viso shall be (i) the price at which Common Stock is sold to investors in the case of a financing or (ii) the value accorded the Company's shares in the case of an acquisition. Refer to Exhibit B for an example.

                               In the event of any partial exercise of the Secondary Put Option in connection with a Triggering Event, @viso shall sell equal percentages of the Series A Preferred and the Series B Preferred Stock that comprise the NV Shares.

Adjustments with Regard to
 Partial Exercises...........
                               If @viso sells less than all of its NV Shares in connection with a Triggering Event, each of the Primary Put Share Number, the Secondary Put Conversion Value and the Cap will be treated as follows in connection with @viso's exercise of its rights under this agreement subsequent to such partial exercise: (i) the Secondary Put Conversion Value will be reduced by an amount equal to the aggregate value of the NV Shares (calculated as set forth on Exhibit B hereto) sold to the Company in such partial exercise (the "Aggregate Partial Exercise Value"); (ii) the Primary Put Share Number will be reduced by an amount equal to the product of (x) the Primary Put Share Number immediately prior to the Triggering Event multiplied by (y) the ratio determined by dividing (1) the Aggregate Partial Exercise Value by (2) the Secondary Put Conversion Value immediately prior to such partial exercise; and (iii) the Cap shall not be adjusted, but the number of shares issued in such partial exercise shall count toward the aggregate maximum number of shares issuable under the Cap. Refer to Exhibit B for an example.

Change of Control............  If PeoplePC engages in a reorganization, merger, consolidation, sale of all or
                               substantially all its assets, or sale of 50% or more of its capital stock where its pre-transaction stockholders own less than 50% of the surviving or acquiring entity (a "Change of Control"), @viso will have the right to sell to PeoplePC all, but not less than all, of the NV Shares held by @viso at the time of exercise, and PeoplePC will have the right to buy from @viso all, but not less than all, of the NV Shares held by @viso at the time of exercise. Such purchase and sale will occur immediately prior to a Change of Control. If the price per share paid for the Common Stock by the acquiror in the transaction(s) effecting the Change of Control is greater than $3.44 per share (as adjusted for stock splits, stock dividends, and similar events) then such purchase and sale will be effected pursuant to the Primary Put Option, and otherwise pursuant to the Secondary Put Option.

Tag-Along Rights.............  Pursuant to the Voting Agreement, @viso, the
                               Company, and the holders of 5% or more of the Company's Common Stock (the "Holders") will enter into an agreement giving each party the right to participate pro rata and on the same terms in any sales by any other party that in the aggregate transfer ownership of in excess of 50% of the voting power of PeoplePC's issued and outstanding shares.

Registration Rights..........  @viso will receive the following registration rights with respect to Common Stock paid to @viso pursuant to a registration rights agreement in a form mutually agreed to by the parties:

                               (1) Demand Rights.

                               @viso and Softbank shall be entitled to request that PeoplePC file registration statements covering the registration of the Common Stock; provided, however, that PeoplePC shall not be obligated to effect such registration until August 15, 2001.

                               (2) Piggyback Rights.

                               @viso shall be entitled to "piggyback"
                               registration rights on all registrations initiated by PeoplePC or the selling stockholders of PeoplePC.

                               (3) Expenses.

                               All registration expenses shall be borne by PeoplePC (other than underwriting discounts and commissions).

                               (4) Termination of Rights.

                               Registration Rights terminate when all shares subject to registration rights may be sold under Rule 144 of the Act during any single 90-day period. PeoplePC acknowledges and agrees that for so long as Vivendi has a representative on the Company's Board of Directors, Vivendi shall constitute an "affiliate" of the Company as defined in Rule 144.

Softbank Warrant.............  The warrant (the "Warrant") to purchase shares of PPC Europe granted to Softbank Capital
                               Partners LP and permitted assigns ("Softbank") in the "Shareholders' Agreement" dated June 30, 2000 will be modified as follows:

                               At or before the time when @viso exercises its Primary Put Option or Secondary Put Option in whole or in part (in the case of a Triggering Event), Softbank will decide whether to exercise the Warrant in whole or in proportional part.

                               Upon exercise of the Warrant, Softbank will receive a Primary Put Option and a Secondary Put Option exercisable upon substantially the same terms as the options received by @viso. The number of shares in Softbank's Primary Put Number will be determined by the formula stated in the paragraph "Primary Put Option," above, except that V will be defined as follows:

                               V =  the number (expressed as a percentage)
                                    derived by multiplying (i) 0.32567 by (ii) the quotient obtained by dividing (a) the cumulative number of PPC Europe shares purchased by Softbank upon exercise of the Warrant (the "Warrant Shares") by (b) the sum of (i) 47,619,048 (the total number of outstanding shares of PPC Europe as of the date hereof) plus (ii) the number of Warrant Shares.

                               For Softbank's Secondary Put Option, the NV
                               Shares held by Softbank on exercise of the Softbank Warrant will be valued in the aggregate at US$7,142,857. The cap on the number of shares in the Secondary Put Option will be determined by the formula stated in the paragraph "Secondary Put Option," above, except that the first multiplicand, instead of .2, will be determined in accordance with the following formula:

                               Multiplicand = .2 multiplied by a fraction, the
                                          numerator of which is the cumulative
                                          number of Warrant Shares and the
                                          denominator of which is 16,666,667.

                               If Softbank elects not to exercise the Warrant in whole or in part (as the case may be), the Warrant (or, in the case of a partial exercise, the appropriate portion of the Warrant) will be cancelled. The Warrant will be further modified to delete the following sentence from paragraph 2.2(a):

                                  "The warrant shall become exercisable, and must be exercised (i) at the request of Company, but no sooner than six months after the Closing Date or (ii) immediately prior to (A) an acquisition, sale or merger of or by the Company resulting in a change in control of the Company, (B) a merger of the Company with and into PeoplePC, or acquisition of all of the Company's assets or shares by PeoplePC or (C) the Company's IPO, on terms and conditions more fully set forth therein."

Vivendi Marketing
 Assistance..................
                               @viso shall use its commercially reasonable efforts during the nine months following the date hereof to induce Vivendi to render to

                               PeoplePC reasonable marketing assistance in connection with enterprise programs, including making introductions to potential clients, consulting on strategic and marketing issues, and otherwise recommending to others PeoplePC's products and services. In addition, during the next nine months, Vivendi will provide positive letters of reference signed by senior Vivendi executives, which letters will relate to Vivendi's own commercial relationship with PeoplePC. The parties hereto acknowledge that Softbank will not have any obligation to the Company with respect to the immediately preceding sentence.

Board Representation.........  After execution of this document but before exercise by @viso of the Primary Put Option or at least US$39,000,000 in value under the Secondary Put Option, Frank Boulben will have the right to attend meetings of PeoplePC's Board of Directors as an observer. Upon exercise by @viso of the Primary Put Option or at least US$39,000,000 in value under the Secondary Put Option, and until @viso or its permitted distributees sell in excess of 40% of the sum of the options granted hereunder and the shares cumulatively received upon exercise thereof, @viso's designee will be assured of a seat on the PeoplePC, Inc. Board of Directors. Notwithstanding the foregoing, in the event of the assignment by @viso of a Half Interest to Vivendi, @viso's designee will be assured a seat on the PeoplePC, Inc. Board of Directors until Vivendi sells in excess of 40% of the sum of the options thereby assigned and the shares cumulatively received upon exercise of the options thereby assigned. For so long as Mr. Boulben is employed by Vivendi, @viso's designee will be Mr. Boulben. The Company will propose @viso's designee as part of the Company's slate of directors and the Holders will agree pursuant to the Voting Agreement to vote their shares in favor of such election at any meeting of the stockholders of the Company (or action by written consent). The parties agree that Vivendi will have the right to designate @viso's designee.

Further Covenants............  Upon execution of the Definitive Documents, the parties agree (i) to terminate that certain
                               Shareholders Agreement dated June 30, 2000 by and among PPC Europe, the shareholders of PPC Europe, and certain affiliates of such shareholders (the "Shareholders Agreement"),
                               (ii) to amend the Articles of Association of PPC Europe to carry into effect the transactions contemplated by this Memorandum of Agreement, including but not limited to, termination of the dividend payable on the Series B Preferred Shares of PPC Europe as set forth in Article 15 thereof, and (iii) to obtain the resignation of the @viso representatives on the Board of Directors of PPC Europe.

Closing Conditions...........  The closing of the sale of stock upon exercise of the Primary Put Option or the Secondary Put Option granted hereunder (the "Closing") will be subject to termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Company shall use its best efforts to secure such termination and any required regulatory approval as promptly as practicable.

Bridge Loan..................  Concurrently with execution of this Memorandum of Agreement, PPC Europe will lend $15,000,000 to PeoplePC to be used for general corporate and working capital purposes against receipt of a promissory note of the Company in the form attached hereto as Exhibit C. The note will have a 90-day term, and at maturity will be repayable automatically unless extended with @viso's sole consent. Upon execution of the Definitive Documents, the note will convert into a demand note. In either form, the note will bear a market rate of interest. In the event of a Change of Control, the Company will ensure that the acquiror assumes the Company's obligations under the note.

Lending Authority upon
 Signing of Put Option
 Agreement...................  From and after execution of the Definitive
                               Documents contemplated by this document, the CEO, CFO, or Chairman of PeoplePC will be authorized to arrange for further loans from PPC Europe to PeoplePC, for application to general corporate and working capital purposes. The note will be a demand note and will bear a market rate of interest. The Company agrees not to take any actions with respect to PPC Europe that would, through causing insolvency of PPC Europe, prevent or delay the exercise of either put option.

Fees and Expenses............  Each party will pay its own legal fees and other expenses incurred by it in connection with the transactions contemplated by this Memorandum of Agreement.

Governing Law................  Delaware law.

Binding Agreement............  This Memorandum of Agreement is intended to be a binding agreement, and not merely an
                               expression of intent to negotiate or enter into an agreement. The parties agree that this Memorandum of Agreement may be executed by fax in counterparts.

Definitive Agreements........  The parties agree to reflect their agreements contained herein in greater detail in a
                               Purchase Option Agreement, a Certificate of
                               Designation, a Voting Agreement, a Registration Rights Agreement, and a Note (collectively, the "Definitive Documents"), in form and substance reasonably satisfactory to the relevant parties and shall negotiate in good faith and use best efforts to cause the Definitive Documents to be finalized and executed as promptly as practicable after the date hereof. The Company shall cause drafts of the Definitive Documents to be prepared and distributed to the other parties not later than ten (10) business days after the date hereof. The Put Option Agreement will contain representations and warranties by PeoplePC and will require that @viso receive an opinion of counsel of PeoplePC that any shares issued by PeoplePC in connection with the purchase of the NV Shares will upon issuance be duly authorized, validly issued, fully paid, non-assessable, and not subject to liens. Upon valid execution and delivery of the Definitive Agreements, this agreement shall terminate and be of no further force and effect.

Preferred Stock..............  By February 21, 2001, the Company shall file with the Secretary of State of Delaware its Certificate of Designation to create the Preferred Stock with the terms set forth on Exhibit A hereto.

   EXECUTED AND AGREED TO THIS 20th DAY OF FEBRUARY 2001, BY:

PeoplePC, Inc.                            @viso Limited

      /s/ Nicholas A. Grouf                          /s/ F. Boulben
By: _________________________________     By: _________________________________
  Name: Nicholas A. Grouf                    Name: F. Boulben
  Title: CEO                                 Title: Director

PeoplePC Europe N.V.                      SOFTBANK Capital Partners LP
                                          SOFTBANK Capital LP
                                          SOFTBANK Capital Advisors Fund LP
                                          SOFTBANK Capital Partners LLC,
                                           its General Partner

      /s/ Nicholas A. Grouf                        /s/ Ronald Fisher
By: _________________________________     By: _________________________________
  Name: Nicholas A. Grouf                    Name: Ronald Fisher
  Title: Director                            Title: Admin. Member

Softbank Technology Ventures IV L.P.
Softbank Technology Advisors Fund
 L.P.

       /s/ Gary E. Rieschel                     /s/ Nicholas A. Grouf
By: _________________________________     By: _________________________________
  Name: Gary E. Rieschel                     Name: Nick Grouf
  Title: Executive Managing                  Title: Director
   Director

                                                                      EXHIBIT A

              PURCHASE OF @VISO INTEREST IN PEOPLEPC EUROPE N.V.

                               SUMMARY OF TERMS

Rights, Preferences and Privileges of Preferred Stock

Conversion...................  The Preferred Stock shall automatically convert into Common Stock upon the date PeoplePC receives the Stockholder Approval, at the rate of one share of Common Stock for each share of Preferred Stock, subject to adjustment in the event of any stock split, stock dividend recapitalization or other similar event.

Voting Rights................  The Preferred Stock will be non-voting; except as set forth below.

Automatic Conversion.........  If the Stockholder Approval of the Issuance has
                               not occurred by June 30, 2001, the holders of the Preferred Stock shall be entitled to a liquidation preference equal to the original issue price, which shall be deemed to be the price per share determined by dividing (i) the Secondary Put Conversion Value (in the case of exercise of either Put Option in full) or the Aggregate Partial Exercise Value (in the case of any partial exercise of the Secondary Put Option) by (ii) the total number of shares of Preferred Stock issued upon exercise of the Put at the time of the liquidation event. Thereafter, any remaining assets of the Company shall be distributed to the holders of Common Stock.

                               In case of any consolidation of the Company with, or merger of the Company into, any other entity, any merger of another entity into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company) or any sale or transfer of all or substantially all of the assets of the Company, the Preferred Stock shall automatically convert into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock of the Company into which the Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or transfer.

Protective Provisions........  The consent of the holders of at least a majority of the outstanding shares of Preferred Stock, voting as a separate class, shall be required prior to any action that would (i) amend, alter, repeal, or change (including by merger or consolidation or share exchange) the rights, preferences or privileges of the Preferred Stock, (ii) increase or decrease the total number of authorized shares of Preferred Stock, (iii) result in the issuance of shares of Preferred Stock (or securities convertible into or exercisable for Preferred Stock) to any person other than @viso or (iv) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Preferred Stock.

                               In the event of any tender offer for shares of Common Stock, the Company shall concurrently offer to purchase the same percentage of the outstanding shares of Preferred Stock as the maximum percentage of the shares of outstanding Common Stock offered to be purchased in such tender offer at the tender offer price, and subject to the condition that such tender offer is consummated. If such tender offer involves an exchange offer, such price shall be determined by reference to the market value of the securities offered, or, if not publicly traded, then by an independent investment banker selected by the holders of Preferred Stock and reasonably acceptable to the Company. In the event such tender offer is made in connection with a negotiated acquisition of PeoplePC, the Company shall use its best efforts to cause such tender offer to be extended on the same terms and conditions to the share of Preferred Stock.

                                                                       EXHIBIT B

                         EXAMPLE OF PARTIAL EXERCISE OF
                        PUT IN CONNECTION WITH FINANCING

   Suppose the Company: (i) issues to investors an aggregate of 11,111,111 shares of its Common Stock at $3.00 per share in a financing; and (ii) has 100,000,000 shares outstanding at the time of the financing.

Exercise of Put

   Then @viso may exercise the Secondary Put Option as follows:

                 11,111,111 shares issued in financing
             _____________________________________________  = 10%
             111,111,111 shares outstanding post-financing

   So @viso may exercise the Secondary Put Option with respect to 10% of the current Secondary Put Conversion Value, or $65,000,000 multiplied by 10% = $6,500,000. Accordingly @viso will receive $6,500,000 worth of PeoplePC Inc. stock valued at $3.00 per share, or

                     6,500,000
                  ________________ = 2,166,667 shares
                         3

Post-Exercise Adjustments

   The Secondary Put Conversion Value: will be reduced by the aggregate value of NV Shares sold to the Company, or $6,500,000, to $58,500,000.

   The Primary Put Share Number will be reduced by 10%:

   Assuming X equals:

                 13,965,429 (6,500,000)
                _________________________   = 1,396,543
                      (65,000,000)

   The Cap will not be adjusted, but the 1,396,543 shares issued in the financing will count toward reaching the Cap.

                                                                        ANNEX B

                            AUDIT COMMITTEE CHARTER

1. MISSION STATEMENT

   This Charter specifies the scope of the Audit Committee's (the "Committee") responsibilities, and how it carries out those responsibilities, including the structure, processes, and membership requirements. The primary function of the Committee is to assist the Board of Directors (the "Board") in fulfilling its financial oversight responsibilities by reviewing and reporting upon: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal and external controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes in general. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's financial policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

  . Serve as an independent and objective party to monitor the Company's financial reporting process and internal control systems.

  . Review and appraise the audit efforts and independence of the Company's auditors.

  . Provide an open avenue of communication among the independent auditors, financial and senior management, and the Board.

   The Committee will primarily fulfill these responsibilities, and others as may be prescribed by the Board from time to time, by carrying out the activities enumerated in Section IV of this Charter.

2. STRUCTURE AND MEMBERSHIP REQUIREMENTS

   The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. A member of the Committee shall be considered independent if, among other things, such director:

     (a) Is not an employee of the Company.

     (b) Is not a member of the immediate family of an executive officer of the Company, or any of its affiliates, who currently serves in that role or did so during the past three years.

     (c) Has not accepted more than $60,000 in compensation from the Company during the previous fiscal year (excluding compensation and the related benefits for Board service).

     (d) Has not conducted business with the Company as a partner, controlling shareholder, or executive officer of another for-profit business involving payments to or from the Company that exceed the greater of: (i) 5% of either the Company's or the for-profit organization's consolidated gross revenues or, (ii) $200,000, in any of the past three (3) years (excluding payments arising solely from investments in the Company's securities).

     (e) Is not an executive of another corporation on whose compensation committee any of the Company's current executives serve.

   The Charter may allow for one director who is not deemed to be independent under the above criteria of c, d, or e. This override is allowed only if the Board, under exceptional and limited circumstances, determines that the membership of such director is in the best interests of the Company and its stockholders and discloses the nature of the relationship and the basis of such determination in the Company's next annual proxy statement.

   All members of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. In addition, at least one member must have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individuals financial sophistication, including being or having been a chief executive, chief financial, or other senior officer with financial oversight responsibilities.

   The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

3. MEETINGS

   As part of its job to foster open communication, the Committee must meet at least annually with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its chairman should meet with the independent auditors and management quarterly to review the Company's financial statements consistent with Section
IV. 6. below.

4. PROCESSES

   To fulfill its responsibilities and duties the Committee shall:

Documents/Reports Review

     (i) Obtain the Board members' approval of this Charter.

     (ii) Review and reassess the Charter's adequacy periodically, but at least annually, as conditions dictate.

     (iii) Review the Company's annual audited financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors.

     (iv) Review the regular Management Letter to management prepared by the independent auditors and management's response.

     (v) Review related party transactions for potential conflicts of interests.

     (vi) Review the interim financial statements with financial management and the independent auditors prior to the filing of the Company's Form 10-
  Q. The chairman of the Committee may represent the entire Committee for purposes of this review. These meetings should include a discussion of the independent auditors' judgment quality of the Company's accounting and any uncorrected misstatements as a result of the quarterly review by the independent auditors.

     (vii) Maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also record its summaries of recommendations to the Board in written form that will be incorporated as part of the minutes of the Board meeting at which those recommendations are present.

Independent Auditors

     (viii) Recommend to the Board the selection of the independent auditors, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent auditors.

     (ix) Obtain from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, and actively discuss with the independent auditors any disclosed relationships or services that may impact the independent auditors' objectivity and independence (consistent with Independence Standards Board Standard No. 1).
     (x) Taking, or recommending that the Board take, appropriate action to oversee the independence of the outside auditors.

     (xi) Review with the independent auditors their ultimate accountability to the Board and the Committee.

     (xii) Review and evaluate the performance of the independent auditors and approve any nomination or proposed discharge of the independent auditors when circumstances warrant.

     (xiii) Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

     (xiv) Financial Reporting Processes

     (xv) In consultation with the independent auditors, review the integrity of the organization's financial reporting processes, both internal and external.

     (xvi) Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied to its financial reporting.

     (xvii) Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors or management.

Process Improvement

     (xviii) Establish regular and separate systems of reporting to the Committee by both management and the independent auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

     (xix) Following completion of the annual audit, review separately with both management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     (xx) Review any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements.

     (xxi) Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate of time subsequent to implementation of changes or improvements, as decided by the Committee.)

     (xxii) Provide oversight and review the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments.

Ethical and Legal Compliance

     (xxiii) Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

     (xxiv) Review management's monitoring of the Company's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that Company's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

     (xxv) Review management's monitoring of compliance with the Foreign Corrupt Practices Act.

     (xxvi) Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

     (xxvii) Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

     (xxviii) Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

     (xxix) If necessary, initiate special investigations, and if appropriate, hire special counsel or experts to assist the Committee.

Proxy Statement and NASD Reporting

     (xxx) State in the annual proxy statement that the Committee has adopted a written charter and include a copy of this Charter as an appendix to the proxy statement once every three years.

     (xxxi) Include a report in the annual proxy statement, over the names of all Committee members, stating whether the Committee reviewed and discussed the audit financial statements with management, discussed with the independent auditors the matters requiring discussion, including but not limited to those matters required by the Statement of Auditing Standards No. 61, received the written disclosures and letter from the independent auditors as required by Independence Standards Board Standard No. 1, and based upon that review and discussion, recommended to the Board that the audited financial statements be included in the Form 10-K.

     (xxxii) Provide the NASD with a written confirmation, as necessary, regarding the structure and membership requirements (under Section II above) of the Committee including the minimum of three independent directors, the financial literacy of the Committee members, the determination that at least one of Committee members has accounting or financial expertise, and the annual review and reassessment of the adequacy of this Charter.

                                  DETACH HERE


                                     PROXY


                                 PeoplePC Inc.


                   Proxy Solicited by the Board of Directors
             for the Annual Meeting of Stockholders, May 31, 200l

                 (see Proxy Statement for discussion of items)



     The undersigned hereby appoints Charles P. Ortmeyer and Nicholas A. Grouf as proxies, with power of substitution, to vote all shares of PeoplePC Inc. Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2001 Annual Meeting of Stockholders of PeoplePC Inc., or any adjournment thereof.


-----------                                                          -----------
SEE REVERSE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
    SIDE                                                                 SIDE
-----------                                                          -----------

PeoplePC Inc.

c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398


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Call 1-877-PRX-VOTE anytime!               Go to http://www.eproxyvote.com/peop
                                           anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet


                                  DETACH HERE
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      Please mark
[X]   votes as in
      this example.

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                                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.
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
                                                                                                        FOR     AGAINST    ABSTAIN
1.  Election of two (2) Class I directors to serve for             2. The Appointment of
    a three (3) year term.                                            PricewaterhouseCoopers LLP as     [  ]     [  ]       [  ]
                                                                      independent auditors.

    Nominees: (01) Michael J. Price and (02) Bradley A. Feld       3. Approve proposal to approve the   [  ]     [  ]       [  ]
                                                                      issuance of up to 32,628,060
          FOR                     WITHHELD         MARK HERE          shares of PeoplePC common stock
          BOTH   [  ]       [  ]  FROM BOTH      IF YOU PLAN  [  ]    upon the exercise of put options
        NOMINEES                  NOMINEES         TO ATTEND          held by @viso Limited and SOFTBANK
                                                 THE MEETING          Capital Partners LP to sell the
                                                                      capital stock of PeoplePC N.V.,
                                                   MARK HERE          a Netherlands corporation, held
[  ]                                             FOR ADDRESS  [  ]    by them to PeoplePC in exchange for
                                                  CHANGE AND          shares of PeoplePC common stock.
                                                  NOTE BELOW
     ---------------------------------------                          To transact such other business as may properly come before
     For both nominees except as noted above                          the Annual Meeting including any motion to adjourn to a later date to permit further solicitation of proxies if necessary or before any adjournment thereof.

                                                                      The shares represented by this Proxy Card will be voted as specified above, but if no specification is made they will be voted FOR Items 1, 2 and 3 and at the discretion of the
                                                                      proxies on any other matter that may properly come before the meeting.

                                                                      NOTE: Please sign exactly as name appears hereon. Joint
                                                                      owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full name and
                                                                      title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a
                                                                      partnership, please sign in partnership name by authorized person. If shares are held by joint tenants or community
                                                                      property, all joint owners should sign.

                                                                      Please sign, date and return promptly in the accompanying
                                                                      envelope.


Signature:                                      Date:              Signature:                                      Date:
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